AGREEMENT AND PLAN OF MERGER

dated

January 25, 2013

by and among

Selway Capital Acquisition Corporation, a Delaware corporation,

as Buyer,

and

Selway Merger Sub, Inc., a New Jersey corporation

and

Healthcare Corporation of America, a New Jersey corporation,

as the Company,

and

Prescription Corporation of America, a New Jersey corporation,

as PCA,

and

Gary Sekulski,

as the Stockholders’ Representative of the Stockholders of the Company

and

Edmundo Gonzalez,

as the Buyer’s Representative

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4.13	Books and Records	22
4.14	Absence of Certain Changes	23
4.15	Properties; Title to the Company and its Subsidiaries’ Assets	25
4.16	Litigation	25
4.17	Contracts	25
4.18	Insurance	27
4.19	Licenses and Permits	28
4.20	Compliance with Laws	28
4.21	Intellectual Property	28
4.22	Customers; Revenues	30
4.23	Accounts Receivable; Loans	30
4.24	Pre-payments	30
4.25	Employees	30
4.26	Employment Matters	31
4.27	Withholding	32
4.28	Employee Benefits and Compensation	32
4.29	Real Property	34
4.30	Accounts	35
4.31	Tax Matters	35
4.32	Environmental Laws	36
4.33	Finders’ Fees	37
4.34	Powers of Attorney and Suretyships	37
4.35	Directors and Officers	37
4.36	Other Information	37
4.37	Certain Business Practices	37
4.38	Money Laundering Laws	38
4.39	OFAC	38
4.40	Warranty Claims	38

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		39
5.1	Corporate Existence and Power	39
5.2	Corporate Authorization	39
5.3	Governmental Authorization	39
5.4	Non-Contravention	39
5.5	Finders’ Fees	39
5.6	Issuance of Shares	39
5.7	Issuance of Warrants; Underlying Securities	39
5.8	Issuance of Notes	40
5.9	Capitalization	40
5.10	Information Supplied	40
5.11	Trust Fund	41
5.12	Listing	41
5.13	Board Approval; Tender Offer	41
5.14	Buyer SEC Documents and Buyer Financial Statements	41

ii

ARTICLE VI COVENANTS OF THE COMPANY PENDING CLOSING		42
6.1	Conduct of the Business	42
6.2	Access to Information	44
6.3	Notices of Certain Events	45
6.4	Annual and Interim Financial Statements	45
6.5	Employees of the Company	46

ARTICLE VII COVENANTS OF THE COMPANY		46
7.1	Stockholder Approval	46
7.2	Confidentiality	46
7.3	Best Efforts to Obtain Consents and Approvals	47

ARTICLE VIII COVENANTS OF BUYER		47
8.1	Registration of Payment Shares	47

ARTICLE IX COVENANTS OF ALL PARTIES HERETO		47
9.1	Best Efforts; Further Assurances	47
9.2	Confidentiality of Transaction	47
9.3	Recommendation; Other Agreements	47
9.4	Tax Matters	48
9.5	SEC Filings.	49
9.6	Financial Information	50
9.7	Trust Account	50
9.8	Tender Offer	50
9.9	Settlement of Buyer Liabilities	52
9.10	Compliance with SPAC Agreements	52

ARTICLE X CONDITIONS TO CLOSING		52
10.1	Condition to the Obligations of the Parties	52
10.2	Conditions to Obligations of Buyer	53
10.3	Conditions to Obligations of the Company	55
10.4	Frustration of Closing Conditions	56
10.5	Waiver of Closing Conditions by Buyer	56

ARTICLE XI INDEMNIFICATION		56
11.1	Survival of Representations and Warranties	56
11.2	Indemnification Provisions for Benefit of Buyer	56
11.3	Indemnification Provisions for the Benefit of the Stockholders	57
11.4	Matters Involving Third Parties	57
11.5	Determination of Adverse Consequences	58
11.6	Escrow of Closing Payment by Stockholders	59
11.7	Determination/Resolution of Claims	61
11.8	Indemnification Threshold	61
11.9	Other Indemnification Provisions	62

ARTICLE XII DISPUTE RESOLUTION		62
12.1	Arbitration	62

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12.2	Waiver of Jury Trial; Exemplary Damages	63
12.3	Attorneys’ Fees	64

ARTICLE XIII TERMINATION		64
13.1	Termination Without Default	64
13.2	Termination by the Buyer	64
13.3	Termination by the Company	65
13.4	Termination Upon Default	65
13.5	Survival	66

ARTICLE XIV MISCELLANEOUS		66
14.1	Notices	66
14.2	Amendments; No Waivers; Remedies	67
14.3	Arm’s length bargaining; no presumption against drafter	67
14.4	Publicity	67
14.5	Expenses	67
14.6	No Assignment or Delegation	68
14.7	Governing Law	68
14.8	Counterparts; facsimile signatures	68
14.9	Entire Agreement	68
14.10	Severability	68
14.11	Construction of certain terms and references; captions	68
14.12	Further Assurances	69
14.13	Third Party Beneficiaries	69
14.14	Stockholders’ Representative.	69
14.15	Waiver	70
14.16	Specific Performance	70
14.17	Acknowledgement	71

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INDEX OF EXHIBITS

v

INDEX OF DEFINED TERMS

10% Owner	1.15
10% Stockholder	4.8
Additional Buyer SEC Documents	5.14
Adjusted EBITDA	13.2
Adverse Consequences	11.2
Agreement	Preamble
Alternative Acquisition Agreement	9.3(a)
Applicable Per Share Merger Consideration	3.1(a)
Arbitrator	12.1(a)
Balance Sheet	4.12(a)
Banking Commission	5.5
Break-up Warrants	13.3
Bridge Financing	4.14
Business	Recital A
Buyer	Preamble
Buyer Board	Recital D
Buyer SEC Documents	5.14
Buyer Voting Agreement	3.9(a)
Buyer’s Representative	Preamble
Certificate of Merger	2.1
Change of Recommendation	9.3(a)
Closing	2.2
Closing Date	2.2
Closing Payment Escrow Agreement	11.6
Closing Payment Notes	1.10
Closing Payment Shares	1.10
Company	Preamble
Company Board	Recital D
Company Capital Stock	4.5
Company Common Stock	4.5
Company Consent	4.11
Company Preferred Stock	4.5
Company Recommendation	Recital G
Company Voting Agreement	Recital H
Confidentiality and Non-Competition Agreements	6.5
Constituent Corporations	Recital C
Customer Incentive Warrants	3.4
Customer Warrant Escrow Agreement	3.4
Determination Date	3.2(c)
Dissenter	2.11(a)
Dissenting Shares	2.11(b)
Earnout Payment Shares	3.2(b)
Earnout Payment(s)	3.2(b)
Effective Time	2.2
Environmental Laws	4.32(a)
Escrow Agent	11.6(a)
Escrow Fund	11.6(a)
Escrow Notes	11.6
Escrow Securities	11.6
Escrow Shares	11.6
Existing Magnacare Warrants	See 3.1(c)
Existing Sponsor Warrants	3.7
Financial Statements	4.12(a)
Financing Payment Shares	3.1(b)
FIRPTA Certificate	10.2(o)
First Earnout Payment	3.2(a)
First Earnout Payment Shares	3.2(a)
Governmental Approval	4.3
Indemnification Notice	11.4(a)
Indemnified Party	11.4(a)
Indemnifying Party	11.4(a)
IPO Shares	5.13
IRS	4.28(i)
Key Personnel	6.5
Labor Agreements	4.26(a)
Magnacare	3.3
Magnacare Incentive Warrants	3.3
Magnacare Payment Warrants	3.1(c)
Management Incentive Notes	3.5
Management Incentive Shares	3.6
Management Share Escrow Agreement	3.6

vi

Maximum Tender Condition	9.8(a)
Merger	Recital C
Merger Sub	Preamble
Merger Sub Board	Recital D
Merger Sub Common Stock	5.9(b)
Money Laundering Laws	4.38
New Customer Contracts	3.4
NJBCA	2.1
OFAC	4.39
Offer Documents	9.8(c)
Offer to Purchase	9.8(c)
Outside Closing Date	13.1
PBGC	4.28(b)
PCA	Preamble
Permits	4.19
Plan or Plans	4.28(a)
Post-closing Net Cash	10.3(d)
Principal Stockholders	Recital H
Prospectus	14.15
Release Date	11.6(e)
Schedule TO	9.8(c)
Second Earnout Payment	3.2(b)
Second Earnout Payment Shares	3.2(b)
Sponsor	3.7
Sponsor Payment Shares	3.7
Sponsor Payment Warrants	3.7
Stockholder Approval	7.1
Stockholder(s)	Preamble
Stockholders’ Representative	Preamble
Superior Proposal Notice	9.3(b)
Survival Period	11.1
Surviving Corporation	2.1, Recital C
Tender Offer	9.8(a)
Third Party Claim	11.4(a)
Trust Account	5.11
Trust Agreement	5.11
Trust Fund	5.11
Trustee	5.11
Warranty Claims	4.40

vii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 25, 2013, is by and among Selway Capital Acquisition Corporation, a Delaware corporation (“Buyer”), Selway Merger Sub, Inc., a New Jersey corporation (the “Merger Sub”), Healthcare Corporation of America, a New Jersey corporation (the “Company”), Prescription Corporation of America, a New Jersey corporation (“PCA”), Gary Sekulski, as the representative (the “Stockholders’ Representative”) of the common stockholders of the Company (each a “Stockholder” and collectively the “Stockholders”) and Edmundo Gonzalez, as the representative of the Buyer (the “Buyer’s Representative”). Except where the context otherwise requires, in this Agreement, the term “Company” shall include PCA.

W I T N E S S E T H :

A.	The Company, through PCA, its wholly owned subsidiary, is in the business of providing pharmaceutical benefits management and related services (the foregoing being referred to hereinafter collectively as the “Business”);

B.	Merger Sub is a wholly-owned direct Subsidiary of Buyer, which has no assets or liabilities and was formed for the sole purpose of effecting the Merger;

C.	The parties desire that Merger Sub merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the New Jersey Business Corporation Act (the “Merger”), and that the shares of Company Capital Stock (excluding any shares thereof held in the treasury of the Company and Dissenting Shares) be converted upon the Merger into the right to receive the Applicable Per Share Merger Consideration, as is provided herein (Merger Sub and the Company being hereinafter sometimes referred to as the “Constituent Corporations“ and the Company following the Merger being hereinafter sometimes referred to as the “Surviving Corporation”);

D.	The Board of Directors of Buyer (“Buyer Board”), the Board of Directors of Merger Sub (“Merger Sub Board”) and the Board of Directors of the Company (“Company Board”) have each approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement;

E.	The Buyer Board has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Buyer and its stockholders and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

F.	The Merger Sub Board has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Merger Sub and its stockholder and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend authorization and approval of this Agreement by Buyer as the sole stockholder of Merger Sub;

G.	The Company Board has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and has resolved to recommend authorization and approval of this Agreement by the stockholders of the Company (“Company Recommendation”);

H.	Simultaneously with the execution and delivery of this Agreement and as a condition to Buyer’s and Merger Sub’s willingness to enter into this Agreement, Buyer and certain stockholders of the Company (the “Principal Stockholders”) are entering into the voting agreement, attached hereto as Exhibit F (the “Company Voting Agreement”), pursuant to which the Principal Stockholders agree to vote to approve and adopt this Agreement and to take certain other actions in furtherance of the consummation of the Merger upon the terms and subject to the conditions set forth in the Company Voting Agreement; and

I.	Buyer, as sole stockholder of Merger Sub, upon the terms and conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

The parties accordingly agree as follows, intending to be legally bound:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Buyer or one of its Affiliates for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company or any Subsidiary or Subsidiaries of the Company or (B) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger, provided that any such transaction is not in the ordinary course of business.

1.2 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.3 “Additional Agreements” mean the Registration Rights Agreement, the Buyer Voting Agreement, the Company Voting Agreement, the Confidentiality and Non-Competition Agreements, the Customer Warrant Escrow Agreement, the Management Share Escrow Agreement, and the Closing Payment Escrow Agreement.

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1.4 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (i) with respect to all periods prior to the Closing, each Principal Stockholder is an Affiliate of the Company and its Subsidiaries, and (ii) with respect to all periods subsequent to the Closing, Buyer is an Affiliate of the Company and its Subsidiaries.

1.5 “Applicable Portion” means, with respect to any particular share of Company Capital Stock, the portion of the applicable amount being paid that such share is entitled to receive in the event of any deemed liquidation, dissolution, or winding up of the Company pursuant to the Company’s Certificate of Incorporation, as amended prior to the Effective Time.

1.6 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.7 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, business or its transactions are otherwise reflected, other than stock books and minute books.

1.8 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.9 “Buyer Common Stock” means the shares of common stock, $0.0001 par value per share, of Buyer.

1.10 “Closing Payment” means stock certificates representing in the aggregate 5,200,000 shares of Buyer Common Stock (the “Closing Payment Shares”) issuable to the Stockholders, and promissory notes in the form of Exhibit A hereto (the “Closing Payment Notes”) with an aggregate face value of $7,500,000, in each case, issued in the name of Stockholders and in such amounts as set forth opposite each Stockholder’s name on Schedule 1.10.

1.11 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.12 “Code” means the Internal Revenue Code of 1986, as amended.

1.13 “Consolidated Gross Revenue” means, with respect to any Measuring Period, consolidated gross revenue (in accordance with U.S. GAAP as applied by the Company on a basis consistent in all material respects with the Company’s historical accounting practices as reflected in the Financial Statements) of the Company or the Surviving Corporation, as applicable.

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1.14 “Contracts” means the Office Lease and all material contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company or any of its Subsidiaries is a party or by which any of its respective assets are bound, including any entered into by the Company or any of its Subsidiaries in compliance with Section 6.1 after the signing hereof and prior to the Closing, and all material rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company or any of its Subsidiaries’ dominion or control.

1.15 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.16 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement.

1.17 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.19 “IPO” means the initial public offering of Buyer pursuant to a prospectus dated November 7, 2011.

1.20 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the foregoing.

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1.21 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, the “Prescription Corporation of America” name and all abbreviations and derivations thereof, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, any of its Subsidiaries, or any of their Affiliates, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.22 “Inventory” is defined in the UCC.

1.23 “Law” means any domestic or foreign, Federal, state, municipality or local law, statute, ordinance, code, rule, or regulation or common law.

1.24 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.25 “Material Adverse Change” means (a) a material adverse change in the business, assets, working capital, condition (financial or otherwise), liabilities, results of operations or prospects of the Business individually or as a whole, (b) a material adverse change in the ability of the Company to consummate the transactions contemplated by this Agreement, (c) the diminution of the Company’s trailing twelve month consolidated earnings before interest, taxes, depreciation and amortization in an amount equal to or greater than 10%, or if any Key Personnel cease to be employed by the Company or its Subsidiaries; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Change, any matter involving a Material Adverse Effect or loss(es) or payment in excess of $2,000,000 shall constitute a Material Adverse Change, per se.

1.26 “Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Business, individually or as a whole, it being agreed that the diminution of the Company’s trailing twelve month consolidated earnings before interest, taxes, depreciation and amortization in an amount equal to or greater than 10% shall constitute a Material Adverse Effect and that any Key Personnel ceasing to be employed by the Company and its Subsidiaries shall constitute a Material Adverse Effect; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Effect, any matter involving a Material Adverse Change or loss(es) or a payment in excess of $2,000,000, each not in the ordinary course of business, shall constitute a Material Adverse Effect, per se.

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1.27 “Measuring Period” means, as applicable, the period for measuring Consolidated Gross Revenue as specified in Section 3.2, which shall be: (i) the twelve month period ending March 31, 2014, or the 12 months ending June 30, 2015, and (ii) the twelve months ending March 31, 2015, or the 12 months ending June 30, 2015.

1.28 “Office Lease” means the lease with respect to the office space lease by the Company or any of its Subsidiaries in Denville, New Jersey, as set forth on Schedule 4.29 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.29 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.30 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Buyer; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the Business, operations and financial condition of the Company or any of its Subsidiaries so encumbered and that are not resulting from a breach, default or violation by the Company or any of its Subsidiaries of any Contract or Law; (iii) zoning, entitlement and other land use and environmental regulations by any Authority, provided that such regulations have not been violated, and (iv) the liens indicated on Schedule 1.30.

1.31 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.32 “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.33 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.34 “Registration Rights Agreement” means the agreement in the form attached as Exhibit H hereto governing the registration for resale of the Closing Payment Shares, the Earnout Payment Shares, the Financing Payment Shares, and the Sponsor Payment Shares.

1.35 “SEC” means the Securities and Exchange Commission.

1.36 “Securities Act” means the Securities Act of 1933, as amended.

6

1.37 “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

1.38 “Superior Proposal” means an Acquisition Proposal to acquire all or substantially all of the business or assets of the Company, however structured, that the Company Board, which shall have full, sole, and exclusive authority to make such determination, has determined in its good faith judgment (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and (B) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (including any changes to the terms and conditions of this Agreement proposed by Buyer in response to such Acquisition Proposal or otherwise).

1.39 “Tangible Assets” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, vehicles, automobiles, trucks, forklifts and other vehicles owned/leased by the Company or any of its Subsidiaries and other tangible property, including the items listed on Schedule 4.15.

1.40 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.41 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.42 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.43 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

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1.44 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

ARTICLE II
THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, an appropriate certificate of merger (the “Certificate of Merger”), and in accordance with the New Jersey Business Corporation Act (“NJBCA”), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Buyer.

2.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, at 10:00 a.m. local time, on or before March 8, 2013, subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article X. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Certificate of Merger with respect to the Merger to be filed with the Secretary of State of the State of New Jersey, in such form as is required by, and executed in accordance with, the relevant provisions of the NJBCA, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the NJBCA. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the New Jersey Secretary of State or at such other date and time as Buyer and the Company shall agree in writing and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.3 Concurrent Deliveries and Closing Deliveries.

(a) Concurrent Deliveries. The Company Voting Agreement, duly executed, is being executed and delivered concurrently with the execution of this Agreement, and all Additional Agreements other than the Company Voting Agreement shall be executed and delivered, and become effective, at the Closing;

(b) Buyer Deliveries. Buyer shall deliver to the applicable Person, at or prior to the Closing, unless otherwise provided herein, each of the following:

(i) a certificate, dated as of the Closing Date, executed on behalf of Buyer by a duly authorized officer of Buyer, to the effect that each of the conditions set forth in Section 10.1 and 10.3 has been satisfied;

(ii) a certificate, dated as of the Closing Date and executed on behalf of Buyer and Merger Sub by their respective Secretaries, certifying (A) true, complete and correct copies of the certificates of incorporation of Buyer and Merger Sub, as in effect on the Closing Date, (B) true, complete and correct copies of the by-laws of Buyer and Merger Sub, as in effect on the Closing Date, (C) resolutions of each of the Buyer Board and Merger Sub Board approving and authorizing the execution, delivery and performance by Buyer and Merger Sub, respectively, of this Agreement and the consummation by Buyer and Merger Sub of the transactions contemplated hereby, (D) resolutions of the stockholders of Merger Sub approving the Merger and adopting this Agreement, and (E) specimen signatures of the officers of Buyer and Merger Sub authorized to sign this Agreement and the other documents delivered by Buyer and Merger Sub pursuant to this Agreement; and

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(iii) certificates issued by the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey and each other jurisdiction in which Buyer and Merger Sub are qualified to do business, certifying as of a date no more than five (5) days prior to the Closing Date that Buyer and Merger Sub are in good standing under the Laws of such jurisdictions;

(iv) certificates representing the Closing Payment Shares, and promissory notes representing the Closing Payment Notes;

(v) certificates representing the Magnacare Payment Warrants and Magnacare Incentive Warrants,

(vi) certificates representing the Customer Incentive Warrants and the Customer Warrant Escrow Agreement;

(vii) certificates representing the Management Incentive Shares, promissory notes representing the Management Incentive Notes, and the Management Share Escrow Agreement;

(viii) certificates representing the Sponsor Payment Shares and Sponsor Payment Warrants; and

(ix) such other documents, certificates and instruments as the Company may reasonably request in order to give effect to the transactions contemplated hereby.

(c) Company Deliveries. The Company shall deliver to Buyer, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by a duly authorized officer of the Company, to the effect that each of the conditions set forth in Sections 10.1 and 10.2 has been satisfied;

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying (A) a true, complete and correct copy of the certificate of incorporation of the Company, as in effect on the Closing Date, (B) a true, complete and correct copy of the by-laws of the Company, as in effect on the Closing Date, (C) resolutions of the Company Board approving and authorizing the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, (D) resolutions of the Company Stockholders approving the Merger and adopting this Agreement, and (E) specimen signatures of the officers of the Company authorized to sign this Agreement and the other documents delivered by the Company pursuant to this Agreement;

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(iii) a certificate issued by the Secretary of State of the State of New Jersey and each other jurisdiction in which the Company and each of its Subsidiaries is qualified to do business, certifying as of a date no more than five (5) days prior to the Closing Date that the applicable company is in good standing under the Laws of such jurisdictions;

(iv) appropriate payoff letters from the holders of Indebtedness and evidence of release of all related Liens;

(v) the certificates and other documents required to be delivered at Closing as described in Article III; and

(vi) such other documents, certificates and instruments as Buyer may reasonably request in order to give effect to the transactions contemplated hereby.

2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the relevant provisions of the NJBCA.

2.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall read in their entirety as set forth in Exhibit I annexed hereto, and shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.

2.6 Directors and Officers. The directors of Merger Sub shall resign at the Closing and the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office and the Buyer Board shall be composed of the persons described in the Buyer Voting Agreement. The officers of Merger Sub shall resign and officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the applicable bylaws.

2.7 No Further Ownership Rights in Company Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by Law.

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2.8 Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, Buyer, the Company or the Stockholders’ Representative shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement or any Additional Agreement, such amounts as Buyer, the Company or the Stockholders’ Representative, as the case may be, is required to withhold and pay over to the applicable Authority with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and paid over, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

2.9 Rights Not Transferable. The rights of the holders of Company Capital Stock as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except by will or by the operation of the laws of descent after the death of a natural holder thereof). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company or any Company Subsidiary, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or such Company Subsidiary or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.11 Shares Subject to Appraisal Rights.

(a) Notwithstanding Section 3.1(a), Dissenting Shares shall not be converted into a right to receive the Applicable Per Share Merger Consideration and the holders thereof shall be entitled only to such rights as are granted by New Jersey law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to New Jersey law shall receive payment therefor from Surviving Corporation in accordance with New Jersey law, provided, however, that, subject to New Jersey law, (i) if any shareholder who asserts appraisal rights in connection with the Merger (a “Dissenter”) has failed to establish his entitlement to such rights as provided in New Jersey law, or (ii) if any such Dissenter has effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under New Jersey law the Company Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive the Applicable Per Share Merger Consideration. The Company shall give Buyer prompt notice of any demands for payment received by the Company from a person asserting appraisal rights, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands.

(b) As used herein, “Dissenting Shares“ means any shares of Company Common Stock held by shareholders who are entitled to appraisal rights under New Jersey law, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with New Jersey law.

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2.12 Section 368 Reorganization. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each such party and each of the stockholders and warrantholders of the Company (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE III
CONVERSION OF SHARES; CLOSING MERGER CONSIDERATION

3.1 Conversion of Capital Stock.

(a) Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the Stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares) shall be canceled and automatically converted into the right to receive, without interest, (i) the Applicable Portion of the Closing Payment for such share of Company Common Stock, plus (ii) the Applicable Portion of the Earnout Payment Shares, if any, payable to holders of Company Common Stock pursuant to Section 3.2 for such share of Company Common Stock, plus (iii) the Applicable Portion for such share of the amounts, if any, payable to holders of Company Common Stock pursuant to Section 3.7 (the amount so computed pursuant to the foregoing formula being herein referred to as the “Applicable Per Share Merger Consideration”).

(b) Conversion of Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the Stockholders, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Applicable Portion of an aggregate of 592,500 shares of Buyer Common Stock (the “Financing Payment Shares”). Any fractional shares will be rounded to the nearest whole share.

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(c) Conversion of Magnacare Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the Stockholders, each warrant to purchase Company Common Stock held by Magnacare (the “Existing Magnacare Warrants”) issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, warrants to purchase an aggregate of 85,000 shares of Buyer Common Stock at an exercise price of $7.50 per share and in the form of Exhibit C (the “Magnacare Payment Warrants”). Any warrant to purchase fractional shares will be rounded to the nearest whole share.

(d) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock will, as of the Effective Time, evidence ownership of such share of common stock of the Surviving Corporation.

(e) Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(f) No Liability. Notwithstanding anything to the contrary in this Section 3.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Surrender of Certificates. All shares of Buyer Common Stock issued upon the surrender of shares of the Company Capital Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, other than any additional rights pursuant to this Agreement, provided that any restrictions on the sale and transfer of such shares shall also apply to the shares of Buyer Common Stock so issued in exchange.

(h) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Capital Stock shall have been lost, stolen or destroyed, the Buyer shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof, the Applicable Per Share Merger Consideration or the Applicable Portion of the Financing Payment Shares, as the case may be; provided, however, that Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer with respect to the certificates alleged to have been lost, stolen or destroyed.

3.2 Earnout Consideration.

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(a) In the event that the Company’s Consolidated Gross Revenue for the 12 months ending March 31, 2014, equals or exceeds $150,000,000, Buyer shall, within ten (10) Business Days after the applicable Determination Date, issue to the Stockholders an aggregate of 1,400,000 shares of Buyer Common Stock (the “First Earnout Payment Shares”) issued in the name of Stockholders and in such amounts as set forth opposite each Stockholder’s name on Schedule 1.10. In the event that Consolidated Gross Revenue for the 12 months ended March 31, 2014 does not equal or exceed $150,000,000, but Consolidated Gross Revenue for the 12 months ended June 30, 2014, equals or exceeds $150,000,000, Buyer shall, within ten (10) Business Days after the applicable Determination Date, issue to the Stockholders the First Earnout Payment Shares in the name of Stockholders and in such amounts as set forth opposite each Stockholder’s name on Schedule 1.10. The “First Earnout Payment” shall be the issuance of the First Earnout Payment Shares.

(b) In the event that the Company’s Consolidated Gross Revenue for the 12 months ending March 31, 2015, equals or exceeds $300,000,000, Buyer shall, within ten (10) Business Days after the applicable Determination Date, issue to the Stockholders an aggregate of 1,400,000 shares of Buyer Common Stock (the “Second Earnout Payment Shares” and together with the First Earnout Payment Shares, the “Earnout Payment Shares”) issued in the name of Stockholders and in such amounts as set forth opposite each Stockholder’s name on Schedule 1.10. In the event that Consolidated Gross Revenue for the 12 months ended March 31, 2015 does not equal or exceed $300,000,000, but Consolidated Gross Revenue for the 12 months ended June 30, 2015, equals or exceeds $300,000,000, Buyer shall, within ten (10) Business Days after the applicable Determination Date, issue to the Stockholders the Second Earnout Payment Shares in the name of Stockholders and in such amounts as set forth opposite each Stockholder’s name on Schedule 1.10. The “Second Earnout Payment” shall be the issuance of the Second Earnout Payment Shares, which together with the First Earnout Payment shall each be and “Earnout Payment” and collectively, the “Earnout Payments.” In the event that the Company makes the Second Earnout Payment, and the First Earnout Payment has not been made, then the Company shall also make the First Earnout Payment that has not been made, concurrently with the Second Earnout Payment. For the avoidance of doubt, the total number of Earnout Payment Shares shall not exceed 2,800,000 shares of Buyer Common Stock.

(c) As promptly as reasonably practicable after the end of the applicable Measuring Period (each a “Determination Date”), Buyer shall advise Stockholders’ Representative of the Consolidated Gross Revenue for such Measuring Period, as applicable. The Consolidated Gross Revenue targets set forth in Sections 3.2(a) and 3.2(b) must be met or exceeded in the applicable Measuring Period for any Earnout Payment Shares to be issued for such Measuring Period, and no partial payment of Earnout Payment Shares shall be made with respect to any Measuring Period.

(d) All payments due to Stockholders hereunder in the form of Earnout Payment Shares shall be made by delivery of stock certificates representing, in the aggregate, the number of Earnout Payment Shares, as applicable, promptly after the Surviving Corporation’s independent auditor has completed its audit or review of the financial statements for the applicable Measuring Period. The stock certificates shall bear the legend set forth in Section 3.8(b). The stock certificates representing Earnout Payment Shares shall be delivered by Buyer to the Stockholders’ Representative at its address for notices in accordance with Section 14.1, and the delivery of such stock certificates to the Stockholders’ Representative shall constitute delivery of the stock certificates to Stockholders.

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(e) If after the Closing, but prior to the final Determination Date relating to the Earnout Payment Shares;

(i) the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person at a valuation of at least $15.00 per share (as adjusted for stock splits, stock dividends, or similar events relating to the Buyer Common Stock) of Buyer Common Stock on a fully diluted basis including the Earnout Payment Shares, then all of the Earnout Payment Shares (to the extent not previously issued pursuant to this Section 3.2) will automatically be issued by Buyer to the Stockholders immediately before, and subject to, the consummation of such transaction; and

(ii) the Company acquires another entity or business in exchange for equity securities or debt securities of the Company, or a mixture thereof, the independent members of the Buyer Board at the time (not including any person who was affiliated with the Buyer or an affiliate of the Buyer prior to the Merger), by majority vote, shall determine whether the Consolidated Gross Revenue targets associated with receiving Earnout Payment Shares will be adjusted in connection with such transaction.

3.3 Magnacare Incentive Warrants. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer may issue Magnacare (“Magnacare”) certain five-year incentive warrants in the form of Exhibit C to purchase up to 175,000 shares of Buyer Common Stock at $7.50 per share. The Magnacare Incentive Warrants, and any share of Buyer Common Stock issuable upon exercise of the Magnacare Incentive Warrants, shall bear the legend set forth in Section 3.8(b), or a legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Customer Incentive Warrants or underlying securities. No certificates or scrip representing fractional shares of Buyer Common Stock will be issued, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Buyer. Any fractional shares will be rounded to the nearest whole share.

3.4 Customer Incentive Warrants. Prior to the Closing, the Company may secure new customer agreements for the provision of services by the Company to such customers on pricing and other terms consistent with past practice (the “New Customer Contracts”). Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall, for every $10,000,000 in new receivables related to the New Customer Contracts (less customary reserves), issue warrants to purchase an aggregate of 15,000 shares of Buyer Common Stock at an exercise price of $10.00 per share and in the form of Exhibit D (the “Customer Incentive Warrants”) in the name of the customer entering into each such New Customer Contract. The Customer Incentive Warrants, and any share of Buyer Common Stock issuable upon exercise of the Customer Incentive Warrants, shall bear the legend set forth in Section 3.8(b), or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Customer Incentive Warrants or underlying securities. No certificates or scrip representing fractional shares of Buyer Common Stock will be issued, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Buyer. Any fractional shares will be rounded to the nearest whole share. The Buyer, Company, each such customer and Escrow Agent shall enter into an escrow agreement (the “Customer Warrant Escrow Agreement”) pursuant to which the Escrow Agent shall hold the Customer Incentive Warrants until released or cancelled in accordance with the terms of the Customer Warrant Escrow Agreement.

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3.5 Management Incentive Notes. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall issue promissory notes in the form of Exhibit B hereto (the “Management Incentive Notes”) with an aggregate face value of $2,500,000, in each case, issued in the name of the Key Personnel and in such amounts as set forth opposite each Key Personnel member’s name on Schedule 6.5. The promissory notes representing the Management Incentive Notes shall be delivered by Buyer (which, at Buyer’s convenience, may be delivered within ten (10) Business Days after the Closing Date) to the Stockholders’ Representative at its address for notices in accordance with Section 14.1, and the delivery of such promissory notes to the Stockholders’ Representative shall constitute delivery of the Management Incentive Notes to the Key Personnel. Twenty-five percent (25%) of the Buyer’s Free Cash Flow (as defined in the Management Incentive Notes and the Closing Payment Notes) in excess of $2,000,000 will be used to pay off the Management Incentive Notes and the Closing Payment Notes. If there is a Change of Control (as defined in the Management Incentive Notes and Closing Payment Notes) of the Buyer prior to the payment in full of the Management Incentive Notes and the Closing Payment Notes, the Management Incentive Notes and the Closing Payment Notes will become immediately due and payable.

3.6 Management Incentive Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall issue stock certificates representing an aggregate of 1,500,000 shares of Buyer Common Stock (the “Management Incentive Shares”) in the name of the Key Personnel and in such amounts as set forth opposite each Key Personnel member’s name on Schedule 6.5. The stock certificates shall bear the legend set forth in Section 3.8(b). No certificates or scrip representing fractional shares of Buyer Common Stock will be issued, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Buyer. Any fractional shares will be rounded to the nearest whole share. The stock certificates representing the Management Incentive Shares shall be delivered by Buyer (which, at Buyer’s convenience, may be delivered within ten (10) Business Days after the Closing Date) to the Escrow Agent at its address to be determined prior to Closing. The Buyer, Company, each Key Personnel member and Escrow Agent shall enter into an escrow agreement (the “Management Share Escrow Agreement”) pursuant to which the Escrow Agent shall hold the Management Incentive Shares until released or cancelled in accordance with the terms of the Management Share Escrow Agreement. The Management Share Escrow Agreement shall provide that: (i) one-third of the Management Incentive Shares shall vest and be released to the Key Personnel on September 30, 2013; (ii) an additional one-third of the Management Incentive Shares shall vest and be released to the Key Personnel on June 30, 2014; and (iii) the final one-third of the Management Incentive Shares shall vest and be released to the Key Personnel on June 30, 2015, in each case in such amounts as set forth opposite each Key Personnel member’s name on Schedule 6.5. If after the Closing, but prior to June 30, 2015, the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person at a valuation of at least $15.00 per share of Buyer Common Stock on a fully diluted basis, then all of the Management Incentive Shares will automatically vest immediately before, and subject to, the consummation of such transaction.

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3.7 Sponsor Securities Restructuring. As of the date of this Agreement, the Sponsor holds an aggregate of 2,333,333 warrants to purchase an aggregate of 2,333,333 shares of Buyer Common Stock (the “Existing Sponsor Warrants”). Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall: (i) issue 100,000 shares of Buyer Common Stock (the “Sponsor Payment Shares”) in the name of Selway Capital Holdings, LLC (the “Sponsor”) in exchange for 1,333,333 Existing Sponsor Warrants, provided the Sponsor shall not have transferred or exercised any Existing Sponsor Warrants, and provided further that no payment shall be made unless and until the Existing Sponsor Warrants are delivered to Buyer free and clear of all Liens, and (ii) issue warrants to purchase an aggregate of 1,000,000 shares of Buyer Common Stock at an exercise price of $10.00 per share in the form of Exhibit E (the “Sponsor Payment Warrants”) in the name of the Sponsor in exchange for 1,000,000 of the Existing Sponsor Warrants outstanding at the time of Closing, provided the Sponsor shall not have transferred or exercised any Existing Sponsor Warrants, and provided further that no payment shall be made unless and until the Existing Sponsor Warrants are delivered to Buyer free and clear of all Liens. The Sponsor Payment Warrants shall only be exercisable for cash, and the proceeds from any exercise of the Sponsor Payment Warrants shall be distributed by Buyer as follows: (x) 25% to the Key Personnel as specified on Schedule 6.5, and (y) 75% to the Stockholders as specified on Schedule 1.10. The Sponsor Payment Shares and Sponsor Payment Warrants, and any share of Buyer Common Stock issuable upon exercise of the Sponsor Payment Warrants, shall bear the legend set forth in Section 3.8(b), or a legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Sponsor Payment Shares, Sponsor Payment Warrants or underlying securities. No certificates or scrip representing fractional shares of Buyer Common Stock will be issued, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Buyer. Any fractional shares will be rounded to the nearest whole share. The Sponsor Payment Shares and Sponsor Payment Warrants shall be delivered by Buyer (which, at Buyer’s convenience, may be delivered within ten (10) Business Days after the Closing Date) to the Sponsor at its address to be determined prior to Closing.

3.8 Payment of Merger Consideration.

(a) No certificates or scrip representing fractional shares of Buyer Common Stock will be issued pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Buyer. Any fractional shares will be rounded to the nearest whole share.

(b) Legend. Each certificate issued pursuant to the Merger to any holder of Company Capital Stock shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Buyer Common Stock:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES OF COMMON STOCK HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

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3.9 Buyer Board of Directors and D&O Insurance.

(a) The parties to this Agreement shall enter into a voting agreement (the “Buyer Voting Agreement”) substantially in the form attached hereto as Exhibit G relating to nominees to the Buyer Board, and agree to use commercially reasonable efforts to ensure that the composition of the Buyer Board complies with all applicable laws and with the independence requirements of the SEC and at least one of the national securities exchanges. Immediately after the Closing, the Buyer Board will consist of four (4) directors. The Company shall designate three (3) persons to the Buyer Board, currently anticipated to be Gary Sekulski, Annie Saskowitz and Hemil Kahandwala. The Buyer shall designate one (1) person to the Buyer Board to serve for a minimum of two (2) years from the Closing Date, subject to the Buyer Voting Agreement. Following the Closing and the due appointment of such individuals to the Buyer Board, the members of the Buyer Board shall unanimously designate three (3) additional designees that shall each qualify as an independent director under the Securities Act, and the rules of any applicable national securities exchange.

(b) Immediately prior to the Closing, the Company will purchase a directors and officers liability insurance policy for a minimum coverage amount of $3,000,000 for the pre-Merger directors and officers, which will cover such directors and officers for a period of one year after the Closing. The policy will be paid for with funds made available in connection with the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND PCA

The Company and PCA, jointly and severally, each hereby represent and warrant to Buyer that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date:

4.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under and by virtue of the Laws of the state of New Jersey. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is not qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 4.1, and there is no other jurisdiction in which the character of the property owned or leased by the Company or the nature of its activities make qualification of the Company in any such jurisdiction necessary. The Company has offices located only at the addresses set forth on Schedule 4.1. The Company has not taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

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4.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, including the unanimous approval of the stockholders of the Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms.

4.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority except for the approvals listed on Schedule 4.3 requiring a consent, approval, authorization, order or other action of or filing with any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, (c) except for the Contracts listed on Schedule 4.11 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company Capital Stock or any of the Company’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Capital Stock or any of the Company’s assets, (e) cause a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit or Contract binding upon the Company, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s assets.

4.5 Capitalization. The Company has an authorized capitalization consisting of 50,000,000 shares of common stock, no par value per share (the “Company Common Stock”) and 5,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock“ and together with the Company Common Stock, the “Company Capital Stock”) of which 40,000,009 shares of Company Common Stock are issued and outstanding as of the date hereof and 592,500 shares of Company Preferred Stock are issued and outstanding. No Company Capital Stock is held in its treasury. All of the issued and outstanding Company Capital Stock has been duly authorized and validly issued, is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Capital Stock is owned (and always has been owned) of record and beneficially by the Persons set forth on Schedule 1.10. The only shares of Company Common Stock that will be outstanding immediately after the Closing will be the Company Capital Stock owned by Buyer. No other class of capital stock of the Company is authorized or outstanding. Except as set forth on Schedule 1.10, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of the Company, or (b) to the knowledge of the Company, agreements with respect to any of the Company Capital Stock, including any voting trust, other voting agreement or proxy with respect thereto.

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4.6 Certificate of Incorporation and Bylaws. Copies of (a) the certificate of incorporation of the Company and each of its Subsidiaries, as certified by the Secretary of State of its state of incorporation, and (b) the bylaws of the Company and each of its Subsidiaries, certified by the secretary of the Company, have heretofore been made available to Buyer, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any of its Subsidiaries has taken any action in violation or derogation of its certificate of incorporation or bylaws.

4.7 Corporate Records. All proceedings occurring since January 1, 2007 of the board of directors, including committees thereof, and stockholders of the Company and each of its Subsidiaries and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and its Subsidiaries. The stock ledgers and stock transfer books of the Company and its Subsidiaries are complete and accurate. The stock ledgers and stock transfer books and minute book records of the Company and its Subsidiaries relating to all issuances and transfers of stock by the Company and its Subsidiaries, and all proceedings of the board of directors, including committees thereof, and stockholders of the Company and each of its Subsidiaries since January 1, 2007, have been made available to Buyer, and are the original stock ledgers and stock transfer books and minute book records of the Company and each of its Subsidiaries or true correct and complete copies thereof.

4.8 Affiliates. Other than the Principal Stockholders, the Company is not Controlled by any Person and, other than the Persons listed on Schedule 4.10, the Company is not in Control of any other Person. Except as set forth on Schedule 4.8, to the Company’s knowledge, no Key Personnel (a) engage in any business, except through the Company and its Subsidiaries, or are employees of or provide any service for compensation to, any other business concern or (b) own any equity security of any business concern, except for publicly traded securities not in excess of 5% of the issued and outstanding securities with respect to such publicly traded securities. Schedule 4.8 lists each Contract to which the Company or any of its Subsidiaries, on the one hand, and any Stockholder beneficially owning more than 10% of the common stock of the Company, or any affiliate of such a Stockholder (collectively, a “10% Stockholder”), on the other hand, is a party. No Stockholder or any Affiliate of a Stockholder (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that the Company or any of its Subsidiaries uses or the use of which is necessary for the conduct of the Business or the ownership or operation of any of the Company or its Subsidiaries’ assets, or (ii) have engaged in any transactions with the Company or any of its Subsidiaries. Schedule 4.8 sets forth a complete and accurate list of the Affiliates of the Company and its Subsidiaries and the ownership interests in the Affiliate of the Company, its Subsidiaries and each Stockholder.

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4.9 Assumed Names. Schedule 4.9 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement used by the Company or any of its Subsidiaries, including names on any websites. Since January 1, 2007, none of the Company or any of its Subsidiaries has used any name other than the names listed on Schedule 4.9 to conduct the Business. The Company and each of its Subsidiaries has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

4.10 Subsidiaries.

(a) Except as set forth on Schedule 4.10, the Company does not currently own and within the past five (5) years has not owned directly or indirectly, securities or other ownership interests in any other entity. The Company owns 100% of the issued and outstanding capital stock and securities of each Person listed on Schedule 4.10. None of the Company or any of its Subsidiaries is a party to any agreement relating to the formation of any joint venture, association or other entity.

(b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 4.10. Each Subsidiary has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. No Subsidiary is qualified to do business as a foreign entity in any jurisdiction, except as set forth by its name on Schedule 4.10, and there is no other jurisdiction in which the character of the property owned or leased by any Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary. Each Subsidiary has offices located only at the addresses set forth by its name on Schedule 4.10. No Subsidiary has taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.11 Consents. The Contracts listed on Schedule 4.11 are the only Contracts binding upon the Company, or any of its Subsidiaries or by which any of the Company Capital Stock or any of the Company or its Subsidiaries’ assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.12 Financial Statements.

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(a) Upon their completion and delivery in accordance with Section 6.4 of this agreement, Schedule 4.12 will include the audited consolidated financial statements of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2012 and 2011, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates (the “Financial Statements“ and the audited consolidated balance sheet as of December 31, 2012 included therein, the “Balance Sheet”)).

(b) The Financial Statements are complete and accurate and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations of the Company and its Subsidiaries for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company and its Subsidiaries; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company and its Subsidiaries’ financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company and its Subsidiaries with respect to the periods then ended. The Company has delivered to Buyer complete and accurate copies of all “management letters” received by it from its accountants and all responses during the last five (5) years by lawyers engaged by the Company and its Subsidiaries to inquiries from its accountant or any predecessor accountants.

(c) Except as specifically disclosed, reflected or fully reserved against on the Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company or any of its Subsidiaries. All debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Balance Sheet are included therein.

(d) The balance sheet included in the Financial Statements accurately reflects the outstanding Indebtedness of the Company and its Subsidiaries as of the date thereof. Except as set forth on Schedule 4.12, none of the Company or any of its Subsidiaries has any Indebtedness.

(e) All financial projections delivered by or on behalf of the Company to Buyer with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and the Company is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have an Material Adverse Effect.

4.13 Books and Records.

(a) The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company and its Subsidiaries. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

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(i) transactions are executed only in accordance with management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) The Company has heretofore made all Books and Records available to Buyer for its inspection and has heretofore delivered to Buyer complete and accurate copies of all documents referred to in the Schedules to this Agreement or that Buyer otherwise has requested. All Contracts, documents, and other papers or copies thereof delivered to Buyer by or on behalf of the Company are accurate, complete, and authentic.

(c) All accounts, books and ledgers of the Company and its Subsidiaries have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. None of the Company or any of its Subsidiaries has any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company or any of its Subsidiaries and which is not located at the relevant office.

4.14 Absence of Certain Changes. Since June 29, 2012, except for the issuance of units pursuant to that certain Purchase Agreement, dated as of September 19, 2012, by and among the Company and the Investors named therein (the “Bridge Financing”), the Company and its Subsidiaries have conducted the Business in the ordinary course consistent with past practices, and there has not been:

(a) any Material Adverse Change or any material diminishment in the value to Buyer of the transactions contemplated hereby;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Company or any of its Subsidiaries relating to the Business or any of the Company or its Subsidiaries’ assets (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

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(c) any bonus, salary or other compensation paid or agreed to be paid to any employee except in accordance with Schedule 4.25(a) hereto;

(d) any creation or other incurrence of any Lien other than Permitted Liens on any Company Capital Stock or any of the Company or its Subsidiaries’ assets; or

(e) any redemption of, or declaration or payment of any dividend or other distribution with respect to, the equity interests of the Company or any of its Subsidiaries.

(f) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the Business or assets of the Company or any of its Subsidiaries, taken as a whole;

(g) increased benefits payable under any existing severance or termination pay policies or employment agreements; entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any director, officer, manager or employee of the Company or any of its Subsidiaries; established, adopted or amended (except as required by law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, manager or employee of the Company or any of its Subsidiaries; or increased any compensation, bonus or other benefits payable to any director, officer, manager or employee of the Company or any of its Subsidiaries, other than increases to non-officer employees in the ordinary course of business consistent with past practices;

(h) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at October 31, 2012, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company or any of its Subsidiaries;

(i) any sale, transfer, lease to others or other disposition of any of its assets by the Company or any of its Subsidiaries except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Assets;

(j) any material amendment to or termination of any material Contract, (ii) any material amendment to any material license or material permit from any Authority held by the Company or any of its Subsidiaries, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by any of the Companies under any material Contract, or any material license or material permit from any Authority held by any of the Companies;

(k) any loan of any monies to any Person or guarantee of any obligations of any Person by the Company or any of its Subsidiaries;

(l) any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction by the Company;

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(m) acquired the assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person where the amount paid or to be paid by the Company exceeded $1,000,000; or

(n) any material Tax election made by the Company or any of its Subsidiaries outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company or any of its Subsidiaries; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company or any of its Subsidiaries; any annual Tax accounting period changed by the Company or any of its Subsidiaries; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company or any of its Subsidiaries; or any right to claim a material Tax refund surrendered by the Company or any of its Subsidiaries.

Since June 29, 2012 through and including the date hereof, none of the Company or any of its Subsidiaries has taken any action nor has any event occurred which would have violated the covenants of the Company set forth in Section 6.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

4.15 Properties; Title to the Company and its Subsidiaries’ Assets.

(a) The Tangible Assets have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. Schedule 4.15 sets forth a complete list, setting forth a description and location, of the Tangible Assets as of a date within five days of the date of this Agreement. All of the Tangible Assets are located at the offices of the Company and its Subsidiaries.

(b) Each of the Company and its Subsidiaries has good, valid and marketable title in and to, or, in the case of the Office Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use each of its respective assets, free and clear of all Liens other than Permitted Liens. The Company’s and its Subsidiaries’ assets constitute all of the assets of any kind or description whatsoever, including goodwill, that are used or useful in the operation of the Business.

4.16 Litigation. Except as set forth on Schedule 4.16, there is no Action (or any basis therefor) pending against, or to the best knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries, any of their officers or directors, the Business, or any Company Capital Stock or any of the Company or its Subsidiaries’ assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is now, nor has it been in the past five (5) years, subject to any proceeding with any Authority.

4.17 Contracts.

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(a) Each Contract is a valid and binding agreement, and is in full force and effect, and neither the Company nor any of its Subsidiaries that is party thereto nor, to the Company’s best knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. None of the Company or any of its Subsidiaries has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto or to any of the Company or its Subsidiaries’ assets. No Contract (i) requires the Company or any of its Subsidiaries to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Buyer or any of its Affiliates. The Company has given to Buyer true and correct (A) fully executed copies of each written Contract and (B) written summaries of each oral Contract.

(b) The Contracts constitute all the material agreements, statements of work, purchase orders, arrangements, understandings and other instruments in effect to which the Company or any of its Subsidiaries is a party or to which any Company Capital Stock or any of the Company or its Subsidiaries’ assets are bound. Schedule 4.17 lists all material Contracts, oral or written, separately referencing the applicable subsection below in each case, including:

(i) all client Contracts which have generated revenues to the Company and its Subsidiaries or are expected to generate revenues to the Company and its Subsidiaries in excess of $2,000,000 in any of the current or next two (2) fiscal years or any of the two (2) preceding fiscal years of the Company;

(ii) any other Contract pursuant to which the Company or any of its Subsidiaries is required to pay, has paid or is entitled to receive or has received an amount in excess of $2,000,000 during the current fiscal year or any one of the two preceding fiscal years;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts;

(iv) all material sales, agency, factoring, commission and distribution contracts to which the Company or any of its Subsidiaries is a party;

(v) all ongoing agreements for purchases or receipt by the Company or any of its Subsidiaries of media, supplies, equipment, goods or services (other than under Section 4.17(b)(ii) or (iii));

(vi) all joint venture, strategic alliance, limited liability company and partnership agreements to which the Company or any of its Subsidiaries is a party;

(vii) all significant documents relating to any acquisitions or dispositions of assets by the Company or any of its Subsidiaries;

(viii) all material licensing agreements, including agreements licensing Intellectual Property Rights, other than “shrink wrap” licenses;

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(ix) all secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company or any of its Subsidiaries;

(x) all contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company or any of its Subsidiaries;

(xi) all guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company or any of its Subsidiaries, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xii) all contracts or agreements with or pertaining to the Company or any of its Subsidiaries to which any 10% Stockholder is a party;

(xiii) all agreements relating to real and tangible personal property, including any Real Property lease, sublease or space sharing, license or occupancy agreement, whether the Company or any of its Subsidiaries is granted or granting rights thereunder to occupy or use any premises;

(xiv) any agreement to manufacture any goods to which the Company or any of its Subsidiaries is a party;

(xv) all material agreements relating to Tangible Assets; and

(xvi) all agreements relating to outstanding Indebtedness.

(c) Each of the Company and its Subsidiaries is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.18 Insurance. Schedule 4.18 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than the Company and its Subsidiaries to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief identification of the nature of the policy) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of any of the Company or its Subsidiaries or their respective employees (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and none of the Company or any of its Subsidiaries have received any notice of cancellation or termination in respect of any such policy or default thereunder. The Company believes such insurance policies, in light of the nature of the Company and its Subsidiaries’ business, assets and properties, are in amounts and have coverage that are reasonable and customary for Persons engaged in such business and having such assets and properties. None of the Company or any of its Subsidiaries, or to the knowledge of the Company, the Person to whom such policy has been issued, has received notice that any insurer under any policy referred to in this Section 4.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Except as set forth on Schedule 4.18, within the last two (2) years none of the Company or any of its Subsidiaries has filed for any claims exceeding $2,000,000 against any of its insurance policies, exclusive of automobile and health insurance policies. None of the Company or its Subsidiaries has received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and does not have any reason to believe that any insurance coverage listed on Schedule 4.18 will not be available in the future on substantially the same terms as now in effect.

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4.19 Licenses and Permits. Schedule 4.19 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.19, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Governmental Approvals and Company Consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company and its Subsidiaries have all Permits necessary to operate the Business.

4.20 Compliance with Laws. None of the Company or any of its Subsidiaries is in violation of, has violated, and to the Company’s best knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months none of the Company or any of its Subsidiaries has received any subpoenas by any Authority.

(a) Without limiting the foregoing paragraph, none of the Company or any of its Subsidiaries is in violation of, has not violated, and to the Company’s best knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i) Any Law applicable due to the specific nature of the Business;

(ii) the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1 et seq.), as amended;

(iii) any comparable or similar Law of any jurisdiction; or

(iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

No permit, license or registration is required by the Company or any of its Subsidiaries in the conduct of the Business under any of the Laws described in this Section 4.20.

4.21 Intellectual Property.

(a) Schedule 4.21 sets forth a true, correct and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

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(b) Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) none of the Company or any of its Subsidiaries has been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company or any of its Subsidiaries, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company or any of its Subsidiaries.

(c) Neither the current use by the Company or any of its Subsidiaries, or any of their Affiliates, of the Intellectual Property Rights infringes, nor the use by the Company or any of its Subsidiaries, or any of their Affiliates, of the Intellectual Property Rights after the Closing will infringe, the rights of any other Person. Any Intellectual Property Rights used by the Company or any of its Subsidiaries in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by the Company or any of its Subsidiaries and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights.

(d) Except as disclosed on Schedule 4.21(d), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any of its Subsidiaries or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company or its Subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company or its Subsidiary (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company or any of its Subsidiaries immediately prior to the Closing to not be owned, licensed or available for use by the Company or any of its Subsidiaries on substantially the same terms and conditions immediately following the Closing.

(f) The Company and its Subsidiaries have each taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company or any of its Subsidiaries or otherwise used in the operation of the businesses of the Company or any of its Subsidiaries.

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4.22 Customers; Revenues. The list of the Company and its Subsidiaries’ 5 largest customers based on revenues derived by the Company and its Subsidiaries customers, which together with related revenue information for the Company’s December 31, 2012 and 2011 fiscal years, is attached hereto as Schedule 4.22 and is true and complete. Except as indicated on Schedule 4.22, none of the Company or any of its Subsidiaries has been notified, on a formal or informal basis, of the probability or actuality or otherwise have any reason to believe that any of its customers from which the Company and its Subsidiaries derived revenues in excess of $2,000,000 in its 2012 fiscal year (as shown on Schedule 4.22) intends to or will cancel, substantially limit, terminate or materially modify the terms of its business relationship with, or substantially reduce the fees and commissions it pays to the Company or any of its Subsidiaries. To the Company’s knowledge, there is no reason (other than possible general economic or general industry conditions) why the revenues with respect to such customers should not, for the foreseeable future after the Closing, in the aggregate remain constant or increase from the amounts shown on Schedule 4.22 or why the practices of the Company and its Subsidiaries with respect to the billing of and collections from its customers should not, for the foreseeable future after the Closing, be able to be continued by the Company and its Subsidiaries on substantially the same basis.

4.23 Accounts Receivable; Loans.

(a) Except as set forth on Schedule 4.23, all accounts, receivables and notes of the Company and its Subsidiaries, whether reflected on Schedule 4.23 or otherwise, represent valid obligations arising from services actually performed or goods actually sold by the Company and its Subsidiaries in the ordinary course of business. To the best of the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note. Except as set forth on Schedule 4.23, to the best knowledge of the Company all accounts, receivables or notes are good and collectible in the ordinary course of business. The information set forth on Schedule 4.23 separately identifies any and all accounts, receivables or notes of the Company and its Subsidiaries which are owed by any Affiliate of the Company or any of its Subsidiaries.

(b) Except as set forth on Schedule 4.23, none of the Company or any of its Subsidiaries is indebted to any of its Affiliates and no Affiliates are indebted to the Company or any of its Subsidiaries.

4.24 Pre-payments. Except as set forth on Schedule 4.24, none of the Company or any of its Subsidiaries has received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.25 Employees.

(a) Schedule 4.25(a) sets forth a true, correct and complete list of the names, titles, annual salaries or wage rates and other compensation of all employees of the Company and its Subsidiaries and indicating part-time and full-time employment and all changes in salaries and wage rates per employee since January 1, 2012. None of the Company or any of its Subsidiaries has promised any employee, consultant or agent of the Company and its Subsidiaries that he or she will continue to be employed by or render services to the Company or any of its Subsidiaries or receive any particular benefits from the Company or any of its Subsidiaries or Buyer any of its Affiliates on or after the Closing.

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(b) Except as set forth on Schedule 4.25(b), none of the Company or any of its Subsidiaries is a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company or any of its Subsidiaries, non-competition agreement restricting the activities of the Company or any of its Subsidiaries, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries.

4.26 Employment Matters.

(a) Schedule 4.26(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company and its Subsidiaries now in effect or under which the Company or any of its Subsidiaries has or might have any obligation, or any understanding between the Company or any of its Subsidiaries and any employee concerning the terms of such employee’s employment that does not apply to the Company and its Subsidiaries’ employees generally (collectively, “Labor Agreements”). The Company has previously delivered to Buyer true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company or any of its Subsidiaries, and complete and correct information concerning the Company and its Subsidiaries’ employees, including with respect to the (i) name, residence address, and social security number; (ii) position; (iii) compensation; (iv) vacation and other fringe benefits; (v) claims under any benefit plan; and (vii) resident alien status (if applicable). Schedule 4.26(a) sets forth a true and complete list of the names, addresses and titles of the directors, officers and managers of each of the Company and its Subsidiaries.

(b) Except as disclosed on Schedule 4.26(b):

(i) all employees of the Company and its Subsidiaries are employees at will, and the employment of each employee by the Company or any of its Subsidiaries may be terminated immediately by the Company or its Subsidiary, as applicable, without any cost or liability except severance in accordance with the Company and its Subsidiaries’ standard severance practice as disclosed on Schedule 4.26(b).;

(ii) to the best knowledge of the Company, no employee of the Company or any of its Subsidiaries has any plan to terminate his or her employment now or in the near future, whether as a result of the transactions contemplated hereby or otherwise;

(iii) to the best knowledge of the Company, no employee of the Company or any of its Subsidiaries, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

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(iv) None of the Company or any of its Subsidiaries is a party to any collective bargaining agreement, has any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Company or any of its Subsidiaries.

(c) Each of the Company and its Subsidiaries has complied in all material respects with all Labor Agreements and all applicable laws relating to employment or labor. There is no legal prohibition with respect to the permanent residence of any employee of the Company or any of its Subsidiaries in the United States or his or her permanent employment by the Company or any of its Subsidiaries. Except as disclosed on Schedule 4.26(c), no present or former employee, officer, director or manager of the Company or any of its Subsidiaries has, or will have at the Closing Date, any claim against the Company or any of its Subsidiaries for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement. All accrued obligations of the Company and its Subsidiaries applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company or any of its Subsidiaries to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

4.27 Withholding. All obligations of the Company and its Subsidiaries applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or any of its Subsidiaries to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. All reasonably anticipated obligations of the Company and its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company and its Subsidiaries prior to the Closing Date.

4.28 Employee Benefits and Compensation.

(a) Schedule 4.28 sets forth a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company or any of its Subsidiaries at any time during the 7-calendar year period immediately preceding the date hereof and/or with respect to which the Company or any of its Subsidiaries could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan“ and collectively, the “Plans”). Each Plan is and has been maintained in substantial compliance with all applicable laws, including but not limited to ERISA, and has been administered and operated in all material respects in accordance with its terms.

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(b) Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company or any of its Subsidiaries was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(c) Neither the Company nor to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. Neither the Company nor any of its Subsidiaries has maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Company (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in substantial compliance therewith.

(d) No individual will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transaction contemplated by this Agreement. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Company, threatened, by or against any Plan or the Company or any of its Subsidiaries with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof (determined in accordance with Statement of Financial Accounting Standards No. 35) did not exceed the aggregate fair market value of the assets allocable thereto.

(e) No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Company has not been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by the Company or any entity required to be aggregated with the Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

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(f) There is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

(g) Neither the Company nor any of its Subsidiaries has made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 4.28, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

(h) Neither the Company nor any Subsidiary has any plan, arrangement or agreement providing for “deferred compensation” that is subject to Section 409A(a) of the Code, or any plan, arrangement or agreement that is subject to Section 409A(b) of the Code.

(i) With respect to each Plan, the Company has delivered or caused to be delivered to Buyer and its counsel true and complete copies of the following documents, as applicable, for each respective Plan — (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent U.S. Internal Revenue Service (“IRS”) determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (viii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

4.29 Real Property.

(a) Except for the Office Lease (a copy of which is attached as Schedule 4.29), none of the Company or any of its Subsidiaries owns, or otherwise has an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. Each of the Company and its Subsidiaries has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.29, free and clear of all Liens. None of the Company or any of its Subsidiaries has breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or any of its Subsidiaries or served upon the Company or any of its Subsidiaries claiming any violation of any local zoning ordinance.

(b) With respect to the Office Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exists no default or event of default thereunder by the Company or any of its Subsidiaries or by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company or any of its Subsidiaries thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company holds the leasehold estate on the Office Lease free and clear of all Liens, except for Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties. The Company is in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. The Office Lease leases all useable square footage of the premise located at the leased Real Property. The Company does not owe any brokerage commission with respect to any Real Property.

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4.30 Accounts. Schedule 4.30 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company and its Subsidiaries, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.31 Tax Matters.

(a) (i) Each of the Company and its Subsidiaries has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes of the Company and its Subsidiaries which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 4.31, all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed or, to the best knowledge of the Company, threatened, with respect to Taxes of the Company or any of its Subsidiaries or for which a Lien may be imposed upon any of the Company’s or its Subsidiaries’ assets and, to the best of the Company’s knowledge, no basis exists therefor; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company or any of its Subsidiaries or for which a Lien may be imposed on any of the Company or its Subsidiaries’ assets has been waived or extended, which waiver or extension is in effect; (vi) the Company and each Subsidiary has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and have duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company or such Subsidiary; (vii) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code; (viii) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the Merger pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (ix) none of the assets of the Company or any of its Subsidiaries is required to be treated as owned by another Person for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (x) none of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or subject to a “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision); (xi) there is no Lien for Taxes upon any of the assets of the Company or its Subsidiaries; (xii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to the Company or any of its Subsidiaries; (xiii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has not paid any Tax or filed Tax Returns, asserting that the Company or any of its Subsidiaries is or may be subject to Tax in such jurisdiction; (xiv) the Company has provided or made available to Buyer true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2007; (xv) there is no outstanding power of attorney from the Company or any of its Subsidiaries authorizing anyone to act on behalf of the Company or any of its Subsidiaries in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company or any of its Subsidiaries; (xvi) none of the Company or any of its Subsidiaries is, or has ever been, a party to any Tax sharing or Tax allocation Contract; (xvii) none of the Company or any of its Subsidiaries is, or has ever been, included in any consolidated, combined or unitary Tax Return; (xviii) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company or any of its Subsidiaries with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company or any of its Subsidiaries for any other period; (xix) none of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xx) none of the Company or any of its Subsidiaries is a party to any Contract for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 162 or 404 of the Code; (xxi) none of the Company or any of its Subsidiaries is a party to a Contract that requires or would upon the occurrence of certain events require the Company or any of its Subsidiaries to make a payment which would not be fully deductible under Section 280G of the Code without regard to whether such payment is reasonable compensation for services rendered and without regard to any exception that requires future action by any Person; (xxii) none of the Company or any of its Subsidiaries is a “consenting corporation” within the meaning of Section 341(f) of the Code (as in effect prior to the repeal of such provision); (xxiii) none of the Company nor any of its Subsidiaries has ever made or been required to make an election under Section 336 or 338 of the Code; (xxiv) during the last two years, none of the Company or any of its Subsidiaries has engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code; (xxv) none of the Company or any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in any transaction within the last two years or pursuant to a plan or series of related transactions (within the meaning of Code Section 355(e)) with any transaction contemplated by this Agreement; (xxvi) none of the Company or any of its Subsidiaries is, or has ever been, a “personal holding company” (within the meaning of Code Section 542), a stockholder in a “controlled foreign corporation” (within the meaning of Code Section 957), a “foreign personal holding company” (within the meaning of Code Section 552 as in effect prior to the repeal of such section), or a “passive foreign investment company” (within the meaning of Code Section 1297), or an owner in any entity treated as a partnership or disregarded entity for U.S. federal income tax purposes; (xxvii) none of the outstanding indebtedness of the Company or any of its Subsidiaries constitutes indebtedness to which any interest deduction may be limited or disallowed under Section 163(i), (j) or (l), 265 or 279 of the Code (or any comparable provision of applicable Law); and (xxviii) none of the Company or any of its Subsidiaries is or has been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the period specified in Section 897(c)(l)(A)(ii) of the Code.

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(b) None of the Company or any of its Subsidiaries has entered into a “reportable transaction” (within the meaning of Code Section 6707A or Treasury Regulations §1.6011-4 or any predecessor thereof). In the case of any transaction that could result in a “substantial understatement of tax” (within the meaning of Code Section 6662(d)) of the Company or any of its Subsidiaries if the claimed Tax treatment were disallowed, the Company or such Subsidiary has “substantial authority” (within the meaning of Code Section 6662(d)) for the claimed treatment, or in the case of a transaction other than a “tax shelter” (within the meaning of Code Section 6662(d)(2)(C)(ii), has “adequately disclosed” (within the meaning of Code Section 6662(d)) on its applicable income Tax Return the relevant facts affecting the Tax treatment.

(c) None of the Company or any of its Subsidiaries is required to include any adjustment under Section 481 or 482 of the Code (or any corresponding provision of applicable Law) in income for any period ending after the date of the Financial Statements. None of the Company or any of its Subsidiaries will be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) any intercompany transaction or excess loss account described in Treasury regulations under Section 1502 of the Code (or any corresponding provision of applicable Law); or (ii) use of an installment sale, open transaction, income forecast or completed contract method of accounting with respect to any transaction that occurred on or before the Closing Date.

(d) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of any of the Company and its Subsidiaries in filing its Tax Return.

(e) The stockholders and warrantholders of the Company understand that following the Closing, any FIRPTA Certificate or IRS Forms W-9 or W-8 BEN delivered to Buyer pursuant to Section 10.2(o) will be retained by Buyer, and will be made available to the Taxing Authorities upon request.

4.32 Environmental Laws.

(a) Each of the Company and its Subsidiaries has complied in all material respects with all Laws relating to pollution or the protection of the environment or human health or hazardous materials (collectively, the “Environmental Laws”), and there is not and there has not been at any time any notice, demand, request for information, complaint, order, investigation, or review pending or, to the best knowledge of the Company, threatened by any Authority with respect to any alleged violation by the Company or any of its Subsidiaries of any Environmental Law. None of the Company or any of its Subsidiaries has been requested by any Authority to pay any sum of money, or otherwise aid or take any action or refrain from taking actions, to abate or remediate any environmental occurrence or condition (including removal of asbestos or any other potentially hazardous substance). Any Real Property owned by the Company or any of its Subsidiaries, or any of their Affiliates, is in compliance in all material respects with all Environmental Laws and no Phase I or Phase II Site Assessments for any such Real Property have identified any violations of any Environmental Laws in connection therewith.

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(b) Except as set forth on Schedule 4.32(b), to the knowledge of the Company, there are no hazardous materials in, on, or under any properties owned, leased or used at any time by the Companies such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.33 Finders’ Fees. Except as set forth on Schedule 4.33, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.34 Powers of Attorney and Suretyships. Except as set forth on Schedule 4.34, none of the Company or any of its Subsidiaries has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.35 Directors and Officers. Schedule 4.35 sets forth a true, correct and complete list of all directors and officers of the Company and its Subsidiaries.

4.36 Other Information. Neither this Agreement nor any of the documents or other information made available to Buyer or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Buyer’s due diligence review of the Business, the Company Capital Stock, any of the Company’s or its Subsidiaries’ assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. To the best knowledge of the Company, the Company provided Buyer all material information regarding the Business.

4.37 Certain Business Practices. Neither the Company, nor any Subsidiary, nor any director, officer, agent or employee of the Company or any Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1 et seq.), as amended or (iii) made any other unlawful payment. Neither the Company, nor any Subsidiary, nor any director, officer, agent or employee of the Company or any Subsidiary (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company) has, since January 1, 2000, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or any Subsidiary or assist the Company or any Subsidiary in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on the Company or any Subsidiary, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company or any Subsidiary that could reasonably be expected to subject the Company or any Subsidiary to suit or penalty in any private or governmental litigation or proceeding.

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4.38 Money Laundering Laws. The operations of the Company and each Subsidiary are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.39 OFAC. None of the Company, any Subsidiary, any director or officer of the Company or any Subsidiary, nor, to the knowledge of the Principal Stockholders, the Company or any Subsidiary, any agent, employee, affiliate or Person acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (the “OFAC”); and the Company or any Subsidiary has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.40 Warranty Claims. Since January 1, 2010, there have been no threatened or pending Warranty Claims against the Company or any of its Subsidiaries in connection with the Business. Except as set forth on Schedule 4.40, the Company does not make any representation or warranty as to the Company’s and its Subsidiaries’ clients with respect to the Business. Schedule 4.40 contains a complete list of the threatened or pending Warranty Claims against the Company or any of its Subsidiaries within three (3) days of the date hereof and such schedule will be updated to set forth as of a date within three (3) days of the Closing Date. As used herein, “Warranty Claims“ means claims by third parties for defects in products sold by or services delivered by the Company or any of its Subsidiaries which the third party claims do not meet the product or service warranty or specifications.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub, jointly and severally, hereby represent and warrant to the Company that, except as disclosed in the Buyer SEC Documents:

5.1 Corporate Existence and Power. Buyer is a company duly organized, validly existing and in good standing under the laws of the state of Delaware. Merger Sub is a company duly organized, validly existing and in good standing under the laws of the state of New Jersey.

5.2 Corporate Authorization. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the Additional Agreements and the consummation by Buyer and Merger Sub of the Merger and other transactions contemplated hereby and thereby are within the corporate powers of Buyer and Merger Sub and have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub, respectively. This Agreement has been duly executed and delivered by Buyer and Merger Sub and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by Buyer or Merger Sub of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority except for any filings required to be made in connection with the Merger, Tender Offer and the Registration Rights Agreement.

5.4 Non-Contravention. The execution, delivery and performance by Buyer and Merger Sub of this Agreement do not and will not (i) provided that fewer than 25% interest of the holders of IPO shares (as defined in Buyer’s organizational documents) exercise their redemption rights with respect to such transaction (as specified in Buyer’s organizational documents), contravene or conflict with the organizational or constitutive documents of Buyer or Merger Sub, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Buyer or Merger Sub.

5.5 Finders’ Fees. Except for the Deferred Underwriting Amount, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer, Merger Sub or any of their Affiliates who might be entitled to any fee or commission (each a “Banking Commission”) from the Buyer, Merger Sub or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Closing Payment Shares, the Earnout Payment Shares, the Financing Payment Shares, and the Sponsor Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7 Issuance of Warrants; Underlying Securities. Each of the Magnacare Payment Warrants, the Magnacare Incentive Warrants, the Customer Incentive Warrants, and the Sponsor Payment Warrants, when issued in accordance with this Agreement, will be a valid and legally binding agreement of Buyer enforceable against Buyer in accordance with their respective terms, and the Buyer Common Stock issuable upon exercise of the such warrants has been reserved for issuance upon the exercise of the such warrants and, when issued in accordance with the terms of such warrants will be duly authorized and validly issued, and will be fully paid and nonassessable.

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5.8 Issuance of Notes. Each of the Closing Payment Notes and the Management Incentive Notes, when issued in accordance with this Agreement, will be a valid and legally binding agreement of Buyer enforceable against Buyer in accordance with their respective terms.

5.9 Capitalization.

(a) The authorized capital stock of Buyer consists of 30,000,000 shares of Buyer Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which 2,500,000 shares of Buyer Common Stock are issued and outstanding as of the date hereof and no shares of preferred stock are issued and outstanding. No other shares of capital stock or other voting securities of Buyer are issued, reserved for issuance or outstanding. All issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Buyer’s organizational documents or any contract to which Buyer is a party or by which Buyer is bound. Except as set forth in Buyer’s organizational documents and the Buyer SEC Documents, there are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or any capital equity of Buyer. There are no outstanding contractual obligations of Buyer to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, no par value per share (“Merger Sub Common Stock”) of which 100 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NJBCA, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s organizational documents and the Buyer SEC Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any capital equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.10 Information Supplied. None of the information supplied or to be supplied by Buyer or Merger Sub expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to stockholders of Buyer or Merger Sub with respect to the Tender Offer will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Buyer, Merger Sub or that is included in the Buyer SEC Documents).

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5.11 Trust Fund. As of the date of this Agreement (and immediately prior to the Closing Date), Buyer has (and will have immediately prior to the Closing Date) at least $20,600,000 in the trust fund established by Buyer for the benefit of its public stockholders (the “Trust Fund”) in a trust account at Wells Fargo Investments (the “Trust Account”), such monies invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended), and held in trust by American Stock Transfer & Trust Company, LLC (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of November 7, 2011, between Buyer and Trustee (the “Trust Agreement”).

5.12 Listing. The Buyer Common Stock is quoted on the OTC Bulletin Board. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer by the OTC Bulletin Board with respect to any intention by such entity to prohibit or terminate the quotation of the Buyer Common Stock on the OTC Bulletin Board.

5.13 Board Approval; Tender Offer. Each of the Buyer Board and Merger Sub Board (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Buyer and Merger Sub, as applicable, and (iii) determined that the transactions contemplated hereby constitutes an “Acquisition Transaction” as such term is defined in Buyer’s amended and restated certificate of incorporation and bylaws. Assuming that holders of no more than seventy-five percent (75%) of the “IPO Shares“ as defined in Buyer’s amended and restated certificate of incorporation and bylaws, elect to redeem their Buyer Common Stock in the Tender Offer, no other action on the part of Buyer’s stockholders is required to consummate the transactions contemplated hereby in accordance with Buyer’s amended and restated certificate of incorporation and bylaws.

5.14 Buyer SEC Documents and Buyer Financial Statements. Buyer has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Buyer with the SEC since Buyer’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Buyer SEC Documents”). Buyer has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Buyer’s Annual Reports on Form 10-K for each fiscal year of Buyer beginning with the first year Buyer was required to file such a form, (ii) all proxy statements relating to Buyer’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) Buyer’s Quarterly Reports on Form 10-Q filed since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.14) filed by Buyer with the SEC since Buyer’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Buyer SEC Documents”). The Buyer SEC Documents were, and the Additional Buyer SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended and as the case may be, and the rules and regulations thereunder. The Buyer SEC Documents did not, and the Additional Buyer SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Buyer SEC Document or Additional Buyer SEC Document has been or is revised or superseded by a later filed Buyer SEC Document or Additional Buyer SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.14, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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ARTICLE VI
COVENANTS OF THE COMPANY PENDING CLOSING

The Company covenants and agrees that:

6.1 Conduct of the Business. (a) (a) From the date hereof through the Closing Date, the Company and its Subsidiaries shall conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Buyer, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without Buyer’s prior written consent, the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including Contracts described in Section 6.1(a)(iii)) below), or any other right or asset of the Company and its Subsidiaries;

(iii) modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, or (B) obligates the payment of more than $500,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $500,000 (individually or in the aggregate);

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(v) sell, lease, license or otherwise dispose of any of the Company or its Subsidiaries’ assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of Inventory in the ordinary course consistent with past practice;

(vi) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any stockholder of the Company (other than, in the case of any stockholder that is an employee of the Company or any of its Subsidiaries, payments of salary accrued in said period at the current salary rate set forth on Schedule 4.25(a)) or any Affiliate of the Company or any its Subsidiaries;

(viii) authorize any salary increase of more than 15% for any employee of the Company or any of its Subsidiaries making an annual salary of greater than $50,000 or change the bonus or profit sharing policies of the Company and its Subsidiaries;

(ix) obtain or incur any loan or other Indebtedness, including drawings under the Company’s existing lines of credit;

(x) suffer or incur any Lien (other than Permitted Liens) on any of the Company’s or its Subsidiaries’ assets;

(xi) suffer any damage, destruction or loss of property related to any of the Company’s or its Subsidiaries’ assets, whether or not covered by insurance;

(xii) Except as set forth on Schedule 6.1(xii), delay, accelerate or cancel any receivables or Indebtedness owed to the Company or any of its Subsidiaries or writeoff or make further reserves against the same;

(xiii) other than acquisitions for which the Company pays no more than $1,000,000, merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiv) suffer any insurance policy protecting any of the Company’s or its Subsidiaries’ assets to lapse;

(xv) amend any of its plans set forth in Section 4.28(a) or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xvi) change the place of business or jurisdiction of organization of the Company or any of its Subsidiaries;

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(xvii) extend any loans (other than travel or other expense advances to employees in the ordinary course of business) not to exceed $50,000 individually or $250,000 in the aggregate;

(xviii) issue, redeem or repurchase any shares of its capital stock, or issue any securities exchangeable for or convertible into any shares of its capital stock;

(xix) effect or agree to any changes in shipping practices, terms or rates except in the ordinary course of business;

(xx) reduce the prices of products sold from Inventory for customers except in the ordinary course of business;

(xxi) effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers except in the ordinary course of business;

(xxii) hire any employees, consultants or advisors except in the ordinary course of business;

(xxiii) make or change any material Tax election or change any annual Tax accounting periods; or

(xxiv) agree to do any of the foregoing.

(b) The Company and its Subsidiaries shall not, (i) take or agree to take any action that might make any representation or warranty of the Company hereunder inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

6.2 Access to Information.

(a) From the date hereof until and including the Closing Date, the Company and its Subsidiaries shall, upon reasonable notice from the Buyer, but in no event on less than two (2) Business Days’ notice, (a) continue to give Buyer, its legal counsel and other representatives reasonable access to the offices, properties and Books and Records during normal business hours, (b) furnish to Buyer, its legal counsel and other representatives such information relating to the Business as such Persons may reasonably request and (c) cause the employees, legal counsel, accountants and representatives of the Company and its Subsidiaries to cooperate with Buyer in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company and its Subsidiaries.

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(b) If requested by Buyer, the Company shall arrange for representatives of Buyer to meet with or speak to the representatives of the five (5) largest clients of the Company and its Subsidiaries.

6.3 Notices of Certain Events. The Company shall promptly notify Buyer of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company or any of its Subsidiaries (or the Surviving Corporation) to any such Person or create any Lien on any Company Capital Stock or any of the Company’s or its Subsidiaries’ assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting any stockholder of the Company, the Company or any of its Subsidiaries, the Company Capital Stock, any of the Company’s or its Subsidiaries’ assets or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by the Company to become false or misleading in any respect or to omit or fail to state a material fact, in each case as of the Closing Date.

6.4 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty (40) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to Buyer an unaudited summary of its earnings and an unaudited balance sheet for the period from the date of the Balance Sheet through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. Such certificate shall also state that except as noted, from the date of the Balance Sheet through the end of the previous month there has been no Material Adverse Effect. The Company shall also promptly deliver to Buyer copies of any audited financial statements of the Company that the Company’s certified public accountants may issue. Notwithstanding the foregoing, the Company shall use its best efforts to complete and deliver to Buyer the audited financial statements of the Company for the fiscal years ended December 31, 2012 and 2011 by February 28, 2013.

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6.5 Employees of the Company. Schedule 6.5 lists those employees of the Company or any of its Subsidiaries designated by the Company as key personnel of the Company and its Subsidiaries (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Company or any of its Subsidiaries, as applicable, execute and deliver to the Company non-competition, non-solicitation, non-service and confidentiality agreements in form and substance satisfactory to Buyer (the “Confidentiality and Non-Competition Agreements”) to the extent any current agreements with the Company are not satisfactory to Buyer. The Company shall use its best efforts to enter into Labor Agreements with each of its employees to the extent required by law prior to the Closing Date, and to satisfy all accrued obligations of the Company and its Subsidiaries applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company or any of its Subsidiaries to any trust or other fund or to any Authority, with respect to, social insurance benefits, housing fund benefits, unemployment or disability compensation benefits or otherwise.

ARTICLE VII
COVENANTS OF THE COMPANY

The Company covenants and agrees that:

7.1 Stockholder Approval.

(a) As soon as is reasonably practicable after the date hereof, but in no event after February 28, 2013, the Company shall, in accordance with New Jersey law and its certificate of incorporation and by-laws, obtain the approval of shareholders (the “Stockholder Approval”) of a sufficient number of its outstanding common shares in favor of the adoption of this Agreement and the approval of the Merger.

(b) As soon as is reasonably practicable after the date hereof, but in no event more than seven (7) days after the date hereof, the Company shall deliver to the Buyer additional signature pages to the Company Voting Agreement so that the holders of greater than 50% of the outstanding shares of Company Common Stock will be parties thereto.

7.2 Confidentiality. Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as provided in Section 9.5 and as required by Law, none of Buyer, Merger Sub or the Company nor any of their respective Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder or by any Additional Agreement at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as required by Law or as necessary to their attorneys, accountants and professional advisors, in which instance such Persons and any employees or agents of the Company shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by the such party to keep such information confidential. Except as required by Law, each party shall retain all information obtained from the other and their legal counsel on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such Persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.

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7.3 Best Efforts to Obtain Consents and Approvals. The Company shall use its best efforts to obtain each Company Consent and each Governmental Approval as promptly as practicable hereafter.

ARTICLE VIII
COVENANTS OF BUYER

Buyer covenants and agrees that from and after the Closing:

8.1 Registration of Payment Shares. Buyer shall effect the registration of the Closing Payment Shares, the Earnout Payment Shares, the Financing Payment Shares, and the Sponsor Payment Shares in accordance with the provisions of and its obligations under the Registration Rights Agreement.

ARTICLE IX
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company as reasonably requested by Buyer, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Confidentiality of Transaction. Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as provided in Section 9.5 or as required by Law, neither the Company nor its Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder or by any Additional Agreement at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as required by Law or as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of the Company shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by the Company to keep such information confidential. Except as required by Law, each party shall retain all information obtained from the other and their legal counsel on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.

9.3 Recommendation; Other Agreements.

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(a) No Change in the Company Recommendation or Alternative Acquisition Agreement. Except as expressly permitted by this Section 9.3(a), the Company Board shall not:

(i) withhold, withdraw, qualify or modify, in a manner adverse to Buyer, the Company Recommendation with respect to the Merger; or

(ii) cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Stockholder Approval is obtained, the Company Board, may (A) withhold, withdraw, qualify or modify the Company Recommendation or (B) recommend or otherwise declare advisable any Acquisition Proposal that the Company Board believes in good faith is a Superior Proposal, if in either the case of clause (A) or (B) above, the Company Board, which shall have full, sole, and exclusive authority to make such determination, determines in good faith, after consultation with its financial advisor and outside counsel, that failure to do so could be inconsistent with the directors’ fiduciary duties under applicable Law (a “Change of Recommendation”). In determining whether to make a Change of Recommendation, the Company Board shall take into account any changes to the terms and conditions of this Agreement proposed by Buyer in response to any Superior Proposal.

(b) Notice. From and after the date hereof, (i) the Company agrees that it will promptly (and, in any event, within three (3) Business Days) notify Buyer if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the person making the proposal or offer or to comply with confidentiality obligations to such person) and thereafter shall keep Buyer reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations; and (ii) the Company agrees that it will immediately (and, in any event, within one (1) Business Day) notify Buyer of any determination by the Company Board that an Acquisition Proposal is a Superior Proposal, indicating the material terms and conditions and identifying the person making such Superior Proposal (a “Superior Proposal Notice”). Any amendment, modification, adjustment or change to the terms and conditions of any Superior Proposal shall require a new Superior Proposal Notice to be delivered to Buyer.

9.4 Tax Matters.

(a) The Stockholders’ Representative shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company and its Subsidiaries required to be filed by the Company and its Subsidiaries after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of Buyer. The cost of preparing such Tax Returns shall be borne by the Company. The Stockholders’ Representative shall give a copy of each such Tax Return to Buyer with sufficient time prior to filing for its review and comment. Stockholders’ Representative (prior to the Closing) and Buyer (following the Closing) shall cause the Company and its Subsidiaries to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish Buyer proof of such payment.

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(b) Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company or any of its Subsidiaries for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate and tax election or change any accounting practice or procedure without the prior consent of the Stockholders’ Representative, which consent shall not unreasonably be withheld, delayed or conditioned.

(c) Following the Closing, the Stockholders’ Representative may amend any Tax Return of the Company or any of its Subsidiaries for any taxable period ending on or before the Closing with the consent of Buyer, which consent shall not unreasonably be withheld, delayed or conditioned. Buyer shall cause the Company and its Subsidiaries to cooperate in connection with the preparation and filing of such amended Tax Returns and any Tax Action in connection therewith. The cost of preparing and filing such amended Tax Returns and any such Tax Action shall be borne by the Company.

(d) Following the Closing, Buyer may amend any Tax Return of the Company or any of its Subsidiaries for any taxable period ending on or before the Closing to correct any errors, with the consent of the Stockholders’ Representative, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne by the Company.

(e) Buyer shall retain (or cause the Company and its Subsidiaries to retain) all Books and Records with respect to Tax matters of the Company and its Subsidiaries for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company or any of its Subsidiaries with any Taxing Authority.

9.5 SEC Filings.

(a) The Company acknowledges that:

(i) Buyer will be required to initiate an issuer tender offer by filing a Schedule TO providing Buyer’s public stockholders with the right to tender their shares sold in the IPO for a pro rata portion of the Trust Account as more fully set forth in the Buyer SEC Documents;

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(ii) Buyer will be required to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) Buyer will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing Buyer makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company shall, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing (i) cooperate with Buyer, (ii) respond to questions about the Company required in any filing or requested by the SEC, and (iii) provide any information requested by Buyer or Buyer’s representatives in connection with any filing with the SEC.

9.6 Financial Information. The Company will provide additional financial information requested by Buyer for inclusion in any filings to be made by Buyer with the SEC. If requested by Buyer, such information must be reviewed or audited by the Company’s auditors.

9.7 Trust Account. Buyer shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement as follows: (i) all amounts payable to stockholders of Buyer holding IPO Shares who shall have validly tendered and not withdrawn their shares of Buyer Common Stock in the Tender Offer upon acceptance by Buyer of such shares, (ii) the Deferred Underwriting Amount to the underwriter in the IPO, (iii) the expenses to the third parties to which they are owed and (iv) the remaining monies in the Trust Account to Buyer.

9.8 Tender Offer.

(a) Tender Offer. Within 30 days following the Closing Date, Buyer will provide its stockholders with the opportunity to redeem their shares of Buyer Common Stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes payable by Buyer, upon the consummation of the transactions contemplated by this Agreement (the “Tender Offer”). Unless otherwise agreed to by the parties, Buyer shall use its commercially reasonably best efforts (subject to market conditions) to conduct the Tender Offer pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act (as modified, waived or otherwise agreed to with the SEC) which regulates issuer tender offers and compliance with the requirement of Article 156 of its charter, and will file Tender Offer documents with the SEC. The Tender Offer documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the transaction and the redemption rights as is required under Regulation 14A of the Exchange Act which regulates the solicitation of proxies. The obligation of Buyer to accept for payment shares of Buyer Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer shall be subject to the condition (the “Maximum Tender Condition”) that no more than a number of shares of the Buyer Common Stock equal to seventy-five percent (75%) of the IPO Shares (as defined in Buyer’s amended and restated certificate of incorporation and bylaws) shall have been validly tendered and not validly withdrawn pursuant to and prior to the expiration of the Tender Offer.

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(b) Payment Obligations. If the payment to a registered holder under the Tender Offer is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing Buyer Common Stock is registered on the transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the certificate surrendered, or shall have established to the reasonable satisfaction of Buyer that such Taxes either have been paid or are not applicable.

(c) Tender Offer Documents. Buyer shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Tender Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (an “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement (such Schedule TO, Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Each of Buyer and the Company agree to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Buyer further agrees to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Buyer Common Stock, in each case as and to the extent required by applicable federal securities laws. Buyer shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of the Buyer Common Stock. Buyer shall provide the Company and its counsel with any comments that Buyer or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Buyer to such comments.

(d) Company Cooperation. The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Buyer’s stockholders with respect to the Tender Offer shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Buyer with such information as shall be reasonably requested by Buyer for inclusion in or attachment to the Offer Documents to be filed and/or mailed as of and following the commencement of the Tender Offer, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Stockholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies even if such information is not required under the tender offer rules. The Company understands that such information shall be included in the Offer Documents and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Buyer and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

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(e) Termination of Tender Offer. Buyer shall not terminate the Tender Offer prior to date that the Tender Offer is scheduled to expire, as set forth in the Schedule TO, without the prior consent of the Company except in the event this Agreement is terminated pursuant to the terms hereof.

(f) Other Information. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the filings with the SEC or the mailings to Buyer’s stockholders as it relates to the Tender Offer will, at the date of filing or mailing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company and/or that is included in the SEC filings or mailings).

9.9 Settlement of Buyer Liabilities. Immediately following the Closing, the Surviving Corporation shall

(a) settle and pay in full all outstanding material fixed and determinable liabilities of Buyer, including, but not limited to, (i) all outstanding loans made by the Sponsor to Buyer, provided any such loans incurred after the date hereof must be approved in advance by the Company, and (ii) all reasonable fees and expenses of service providers other than a Banking Commission, including but not limited to, Buyer’s legal counsel and auditors; and

(b) reimburse all out-of-pocket expenses reasonably incurred by Buyer’s officers, directors, or any of their respective affiliates, in connection with identifying, investigating and consummating a business combination.

9.10 Compliance with SPAC Agreements. The Company and Buyer shall comply with each of the agreements entered into in connection with the IPO, including without limitation that certain Registration Rights Agreement, dated as of November 7, 2011, by and among Buyer and the Investors named therein.

ARTICLE X
CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) the Company’s stockholders shall have provided the Stockholder Approval in accordance with New Jersey law and the Certificate of Incorporation of the Company;

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(b) no provision of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing,

(c) there shall not be pending any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing, and

(d) holders of not less than twenty-five percent (25%) of the IPO Shares shall have agreed to convert from Series A Shares to Series C Shares (each as defined in the Buyer’s Amended and Restated Certificate of Incorporation) in connection with the Closing.

10.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction, or the waiver at Buyer’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of the Company contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true, correct and complete at and as of the date of this Agreement, or if otherwise specified, when made or when deemed to have been made, and (ii) shall be true, correct and complete as of the Closing Date, in each case with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Change or a Material Adverse Effect, regardless of whether it involved a known risk.

(d) Buyer shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2.

(e) No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by Buyer of any of the Company Capital Stock or the effective operation of the Business by the Company and its Subsidiaries after the Closing Date.

(f) Buyer shall have received all documents it may request relating to the existence of the Company and its Subsidiaries and the authority of the Company to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to Buyer and its legal counsel, including (i) a copy of the certificate of incorporation and bylaws of the Company certified as of a recent date by the Secretary of State of its jurisdiction of organization, (ii) copies of resolutions duly adopted by the board of directors of the Company and by the unanimous vote or consent of the Company’s stockholders authorizing this Agreement, the Additional Agreements and the transaction contemplated hereby and thereby, (iii) a certificate of the Secretary of the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (iv) a recent good standing certificate regarding the Company from the office of the Secretary of State of New Jersey and each other jurisdiction in which the Company is qualified to do business.

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(g) holders of not more than 10% of the Company Common Stock shall have exercised dissenters’ rights in accordance with New Jersey law.

(h) Buyer shall have received the organizational record books, minute books, stock ledgers, stock transfer books and corporate seal of the Company and its Subsidiaries.

(i) Buyer shall be fully satisfied, in its sole discretion exercised in good faith, with the results of its and its representatives’ review of the Business, the Company Capital Stock and the Company and its Subsidiaries (including any review of the capitalization, assets, processes, systems, financial condition, and prospects of the Business and the Company and its Subsidiaries), provided that no such review shall affect any representation or warranty of the Company given hereunder or in any instrument related to the transactions contemplated hereby.

(j) Buyer shall have received copies of all Company Consents (including the consents of the landlords under the Office Lease), in form and substance reasonably satisfactory to Buyer, and no such Company Consent shall have been revoked.

(k) Buyer shall have received copies of all Governmental Approvals, in form and substance reasonably satisfactory to Buyer, and no such Governmental Approval shall have been revoked.

(l) The Company shall have delivered to Buyer documents satisfactory to Buyer to evidence the release of all Liens on any Company Capital Stock and, other than Permitted Liens, any portion of the Company’s and its Subsidiaries’ assets and the filing of appropriate UCC-3 Amendment (Termination) Statements or other termination documents.

(m) Durkin & Durkin, LLP, counsel to the Company, shall have delivered an opinion substantially in the form of Exhibit J hereto.

(n) Company shall have executed and delivered to the Buyer each Additional Agreement to which it is a party. The Additional Agreements shall be in full force and effect and no party thereto shall have expressed its intention not to comply with its obligations thereunder.

(o) Buyer shall have received a (i) statement issued by the Company pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the shares of Company Capital Stock are not U.S. real property interests and dated not more than 30 days prior to the Closing Date (the “FIRPTA Certificate”), and (ii) a duly completed and executed IRS Form W-9 or W-8BEN from each stockholder and warrantholder of the Company relating to its domestic or foreign status, as applicable, for U.S. federal income tax purposes.

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(p) Buyer shall have received evidence satisfactory to it that the Company shall have terminated the benefits plans of the Company and its Subsidiaries as specified by Buyer on Schedule 4.28 hereto prior to the Closing Date.

(q) The Company shall have delivered to Buyer’s satisfaction updated Schedules hereto and all such updated Schedules shall be true, correct and complete as of the date with respect thereto set forth in the respective representation and warranty.

(r) The Company shall have purchased a directors and officers liability insurance policy for a minimum coverage amount of $3,000,000 for the pre-Merger directors and officers, which will cover the directors and officers for a period of one year after the Closing.

(s) The Company shall have completed and delivered to Buyer audited financial statement for the fiscal years ended December 31, 2012 and 2011.

10.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all the following further conditions:

(a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) the Company shall have received a certificate signed by an authorized officer of Buyer to the foregoing effect.

(b) Buyer shall have executed and delivered to the Company each Additional Agreement to which it is a party. The Additional Agreements shall be in full force and effect and no party thereto shall have expressed its intention not to comply with its obligations thereunder.

(c) Buyer shall have executed and delivered to the Company the Registration Rights Agreement.

(d) The Buyer shall have entered into agreements, which agreements must be reasonably acceptable to the Stockholders’ Representative, providing that no less than $11,000,000 in net cash (after the payment of all expenses and liabilities of the Buyer in excess of $250,000) (the “Post-closing Net Cash”) will be made available to the combined company in connection with the Closing, which amount shall include any funds used to satisfy the Bridge Financing. Except for the Bridge Financing, the Post-closing Net Cash may not be made available through the issuance of debt or securities other than Buyer Common Stock; provided that any issuance of such common stock must be at a price per share no less than $8.00; provided further, however, that Selway Capital Holdings LLC may arrange for one or more third parties to invest up to $1,000,000 at a price per share of $6.50 and that Selway Capital Holdings LLC or its designees may directly invest up to $2,000,000 at a price per share of $5.00, which investments, if any, shall be included in the Post-closing Net Cash. In the event Buyer is unable in good faith to enter into agreements to provide $2,000,000 of Post-closing Net Cash at a per share price of no less than $8.00, but has entered into agreements for $1,000,000 and $2,000,000 of Post-closing Net Cash at $6.50 per share and $5.00 per share, respectively, the Buyer may enter into agreements to provide for an additional $2,000,000 of Post-closing Net Cash at a per share price of not less than $5.00, which the Company shall have the right to not accept and be able to terminate such agreements at no cost to the Buyer, the Company or the Surviving Corporation; and, if such agreements are entered into and presented to the Company, the condition to Closing contained in this Section 10.3(d) shall be deemed satisfied regardless of whether such Post-closing Net Cash is accepted by the Company. Schedule 10.3(d) provides the capitalization of the Buyer after the Merger, assuming that each of the notes issued in the Bridge Financing is converted into Buyer Common Stock and the Post-closing Net Cash consists of $2,000,000 of shares purchased at $8.00 per share, $2,000,000 of shares purchased at $5.00 per share, and $1,000,000 of shares purchased at $6.50 per share.

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(e) The Buyer shall have entered into agreements providing that no less than a $4,000,000 credit facility will be available to the combined company in connection with the Closing on terms and conditions usual and customary for a transaction of this type and for a borrower of the Company’s size and credit quality, provided, however, that such agreements shall: (i) provide that the credit facility shall have a term of not less than two (2) years; (ii) have an interest rate of not more than eight percent (8%) per annum; and (iii) not require guarantors other than the Company’s Subsidiaries.

10.4 Frustration of Closing Conditions. None of the Company, Buyer or Merger Sub may rely on the failure of any condition set forth in Section 10.1, Section 10.2 or Section 10.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 9.1.

10.5 Waiver of Closing Conditions by Buyer. For the sake of clarification, it is hereby agreed that Buyer shall have the ability to waive, at Buyer’s sole and absolute discretion, any or all of the conditions set forth in Section 10.2 of this Agreement, and have the Closing consummated provided the conditions set forth in Sections 10.1 and 10.3 to this agreement are satisfied or waived by the Company at the Company’s sole and absolute discretion.

ARTICLE XI
INDEMNIFICATION

11.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect until a period of twelve months from the Closing Date (“Survival Period”).

11.2 Indemnification Provisions for Benefit of Buyer. If the Company (including, without limitation, PCA) violates, misrepresents or breaches (or in the event any third party alleges facts that would represent a Company violation, misrepresentation or breach) any of its representations, warranties, and covenants contained herein and if Buyer makes a written claim for indemnification with respect thereto within the Survival Period, then the Stockholders shall indemnify Buyer from and against any and all out-of-pocket losses, costs, payments, demands, penalties, forfeitures, expenses, liabilities, judgments, deficiencies or damages, and diminution in value or claims (including actual costs of investigation and reasonable attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Adverse Consequences”) up to 10% of the Closing Payment that Buyer has suffered or may suffer (including any Adverse Consequences Buyer or the Company may suffer after the end of the Survival Period) resulting from, arising out of, relating to, in the nature of, or caused by such violation, misrepresentation or breach. Any liability incurred by the Stockholders pursuant to the terms of this Article XI shall be paid solely by the return for cancellation of the Escrow Securities in accordance with Section 11.6 hereof. The foregoing shall be the sole remedy of Buyer in respect of any claims for indemnification by Buyer with respect to misrepresentations of the Company, but shall not limit any remedies Buyer may have in the case of fraud. All determinations relating to the submission of claims for the benefit of Buyer hereunder shall be determined, in good faith, solely by the nominees of Buyer to the Board of Directors or by the Buyer’s Representative. The foregoing provisions are subject to the limitations set forth in Section 11.8.

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11.3 Indemnification Provisions for the Benefit of the Stockholders. If Buyer violates, misrepresents or breaches (or in the event any third party alleges facts that would represent a Buyer violation, misrepresentation or breach) any of its representations, warranties, and covenants contained herein and if the Stockholders’ Representative makes a written claim for indemnification with respect thereto within the Survival Period, then Buyer agrees to indemnify the Stockholders from and against the entirety of any Adverse Consequences up to an amount equal to 10% of the Closing Payment that the Stockholders have suffered or may suffer (including any Adverse Consequences the Stockholders may suffer after the end of the Survival Period) resulting from, arising out of, relating to, in the nature of, or caused by such violation, misrepresentation or breach. Any liability incurred by Buyer pursuant to the terms of this Article XI shall be paid in cash. The foregoing shall be the sole remedy of the Stockholders in respect of any claims for indemnification by the Stockholders with respect to misrepresentations of the Buyer, but shall not limit any remedies the Stockholders may have in the case of fraud. All determinations relating to the submission of claims for the benefit of the Stockholders hereunder shall be determined, in good faith, solely by the Stockholders’ Representative. The foregoing provisions are subject to the limitations set forth in Section 11.8.

11.4 Matters Involving Third Parties.

(a) If any third party shall notify any indemnified party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Article XI, then the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving notice of the Third Party Claim) notify each Indemnifying Party and the Escrow Agent thereof in writing (an “Indemnification Notice”); provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

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(b) Any Indemnifying Party will have the right, at its sole cost and expense, to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) business days (or earlier in the event the underlying Third Party claim requires action) after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences (subject to the limitations contained herein) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d) In the event that any of the conditions in Section 11.4(b) above fail to be complied with, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article XI.

(e) Notwithstanding anything to the contrary contained in this Article XI, the Party conducting the defense of any Third Party Claim shall not settle and pay any Third Party Claim unless and until the other Party shall have consented thereto, which consent shall not be unreasonably withheld or delayed.

11.5 Determination of Adverse Consequences. In the event that Buyer has made a claim for indemnification prior to the termination of the Survival Period, no Escrow Securities held in escrow pursuant to this Article XI and the Closing Payment Escrow Agreement shall be released until such time as the claim has been resolved unless the Survival Period shall have expired after the making of such claim but before such claim is fully resolved, in which case the Escrow Securities in excess of the amount of the claimed Adverse Consequence shall be released from the Escrow Fund.

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11.6 Escrow of Closing Payment by Stockholders. The Company and the Stockholders hereby authorize Buyer to withhold, from the delivery of the Closing Payment Shares otherwise deliverable to the Stockholders as part of the Merger Consideration, for delivery into escrow, pursuant to an escrow agreement (the “Closing Payment Escrow Agreement”) by and among the Buyer, Company, each Stockholder and Escrow Agent, shares of Buyer Common Stock representing 10% of the aggregate amount of the Closing Payment Shares (the “Escrow Shares”), which for purposes of this Article XI shall be valued at $10 per share, plus 10% of the amount of the Closing Payment Notes (the “Escrow Notes”, and together with the Escrow Shares the “Escrow Securities”), to be allocated among the Stockholders in accordance with the relative proportions of the Closing Payment to which they are entitled. For purposes of this Article XI such notes shall be valued at face value.

(a) Escrow Securities. The Escrow Securities shall be withheld from delivery to the Stockholders and segregated from securities issuable to them at Closing and placed in escrow pursuant to the terms of the Closing Payment Escrow Agreement. The Escrow Securities shall be registered in the name of each Stockholder, pro-rated among all of the Stockholders in proportion to the Closing Payment to which they are entitled, and shall be held by American Stock Transfer & Trust Company, LLC (the “Escrow Agent”), and shall constitute the escrow fund (the “Escrow Fund”) governed by the terms of the Closing Payment Escrow Agreement. Once released from the Escrow Fund, shares of Buyer Common Stock shall cease to be Escrow Securities.

(b) Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Securities will be delivered promptly to the Escrow Agent as part of the Escrow Fund. The Stockholders shall be entitled to vote the Escrow Shares on any matters to come before the stockholders of Buyer, with each Stockholder being entitled to direct the voting of the Escrow Shares allocated to such Stockholder.

(c) Distribution of Escrow Securities. At the times provided for in Section 11.6(e), the Escrow Securities shall be released to the Stockholders in proportion to the number allocated to them. Buyer will take such action as may be necessary to cause such certificates and notes to be issued in the names of the appropriate persons. Certificates and notes representing Escrow Securities so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Stockholders and all fractional shares shall be rounded to the nearest whole share.

(d) Assignability. No Escrow Securities or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Stockholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such stockholder, prior to the delivery to such Stockholders of its or his pro rata portion of the Escrow Fund by the Escrow Agent as provided herein.

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(e) Release from Escrow Fund. Within five (5) business days following expiration of the Survival Period (the “Release Date”), the Escrow Securities will be released from the Escrow Fund to the Stockholders less the number or amount of Escrow Securities (at an assumed value of $10.00 per Escrow Share and at the face value per Escrow Note, but pro rata based on the relative aggregate values of the Escrow Securities) equal to the amount of Adverse Consequences set forth in any Indemnification Notice from Buyer with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Buyer’s Representative and the Stockholders’ Representative shall issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release such number of Escrow Securities determined in accordance with this Section 11.6(e). Any Escrow Securities retained in the Escrow Fund as a result of the immediately preceding sentence shall be released to the Stockholders or Buyer, as appropriate, promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XI.

(f) Buyer’s Representative.

(i) Edmundo Gonzalez is hereby constituted and appointed jointly as Buyer’s Representative for and on behalf of Buyer to give and receive notices and communications, to negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims (including Third Party Claims), and to take all actions necessary or appropriate in the judgment of Buyer’s Representative for the accomplishment of the foregoing. Such agency may be changed from time to time upon not less than ten (10) days’ prior written notice, executed by the Buyer nominee on the Company Board, to the Buyer’s Representative. No bond shall be required of Buyer’s Representative, and Buyer’s Representative shall receive no compensation for his services. Notices or communications to or from Buyer’s Representative shall constitute notice to or from Buyer.

(ii) Buyer’s Representative shall not be liable for any act done or omitted hereunder while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Surviving Corporation shall indemnify Buyer’s Representative and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of Buyer’s Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

(iii) A decision, act, consent or instruction of Buyer’s Representative shall constitute a decision of Buyer under this Article XI and shall be final, binding, and conclusive upon Buyer. The Stockholders’ Representative and the Stockholders may rely upon any decision, act, consent, or instruction of Buyer’s Representative as being the decision, act, consent or instruction of Buyer. Buyer’s Representative shall have the right to consent to the use of the Escrow Securities to settle any claim for which Buyer is entitled to indemnification under this Article XI.

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11.7 Determination/Resolution of Claims.

(a) If an Indemnified Party wishes to make a claim for indemnification against an Indemnifying Party, such Indemnified Party shall deliver the Indemnification Notice to the Indemnifying Party and to the Escrow Agent on or before the expiration of the Survival Period. Such Indemnification Notice shall contain the amount of Adverse Consequences for which the Indemnified Party is seeking indemnification and shall set forth the reasons therefore in reasonable detail.

(b) If Buyer asserts a claim upon the Escrow Fund by delivering an Indemnification Notice to the Stockholders’ Representative and the Escrow Agent on or before the end of the Survival Period, the Escrow Agent shall retain in the Escrow Fund such number or amount of Escrow Securities (at an assumed value of $10.00 per Escrow Share and at the face value per Escrow Note, but pro rata based on the relative aggregate values of the Escrow Securities) until the resolution of such claim.

(c) Unless the Stockholders’ Representative shall notify Buyer in writing within thirty (30) days after receipt of an Indemnification Notice that the Stockholders’ Representative objects to any claim for indemnification set forth therein, which notice shall include a reasonable explanation of the basis of such objection, then such indemnification claim shall be deemed to be accepted by the Stockholders’ Representative and the parties shall issue to the Escrow Agent a certificate executed by the Buyer’s Representative and the Stockholders’ Representative indicating what number or amount of Escrow Securities are to be released to Buyer. If the Stockholders’ Representative shall timely notify Buyer in writing that it objects to any claim for indemnification made in such an Indemnification Notice, Buyer shall have fifteen (15) days from receipt of such notice to respond with a written statement to such objection. If after thirty (30) days following receipt of Buyer’s written statement, there remains a dispute as to any indemnification claims set forth in the Indemnification Notice, the Stockholders’ Representative and Buyer’s Representative shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Representative and Buyer’s Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Based upon the memorandum, the parties shall issue to the Escrow Agent a certificate executed by Buyer’s Representative and the Stockholders’ Representative indicating what number or amount of Escrow Securities are to be released to Buyer. The Escrow Agent shall be entitled to rely on any such certificate and disburse Escrow Securities from the Escrow Fund in accordance with the terms thereof.

(d) If the Stockholders’ Representative and the Buyer’s Representative cannot resolve a dispute during the sixty-day period (or such longer period as the parties may agree to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration in accordance with Article XII.

11.8 Indemnification Threshold. Notwithstanding anything to the contrary contained herein, no Person or party shall have any obligation to indemnify Buyer or Stockholders, as the case may be, from and against any Adverse Consequences caused proximately by the breach of any representation or warranty of Buyer or Company hereunder (but not any other breach or violation), as the case may be, until Buyer or Company, as the case may be, has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of $500,000 in the aggregate, after which the Indemnified Party shall be entitled to indemnification without regard to such threshold.

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11.9 Other Indemnification Provisions. No recovery for indemnification shall include recovery for special, incidental, punitive or consequential damages. All claims for indemnification shall not be subject to reduction or offset for any tax benefits associated with or insurance proceeds applicable to the claim. All payments under this Article XI shall be treated as an adjustment to the consideration provided in the Merger.

ARTICLE XII
DISPUTE RESOLUTION

12.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). The parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(c).

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(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

12.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

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12.3 Attorneys’ Fees. The unsuccessful party to any Action arising out of this Agreement that is not resolved by arbitration under Section 12.1 shall pay to the prevailing party all attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 12.3 and elsewhere in this Agreement, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority.

ARTICLE XIII
TERMINATION

13.1 Termination Without Default. In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by March 8, 2013 (the “Outside Closing Date”), or (ii) the Buyer has not satisfied the condition specified in Section 10.3(e) by February 28, 2013, and, in either case, no material breach of this Agreement by Buyer, on one hand, or the Company, on the other hand, seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Buyer or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Buyer or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date. In the event this Agreement is terminated pursuant to this Section 13.1, each party shall bear its own expenses incurred in connection with this Agreement.

13.2 Termination by the Buyer. After February 28, 2013, in the event that the Company has not provided the audited Financial Statements or if the Financial Statements indicate that: (a) the Company had revenue (calculated in accordance with U.S. GAAP) of less than $32,555,000 for the year ended December 31, 2012; or (b) the Company had Adjusted EBITDA of less than negative 7% of revenue (calculated in accordance with U.S. GAAP) for the year ended December 31, 2012, then the Buyer may terminate this Agreement on three (3) Business Days prior written notice to the Company. “Adjusted EBITDA“ means, with respect to any applicable period, the Company’s earnings before interest, taxes depreciation and amortization (each of which is determined in accordance with U.S. GAAP consistently applied in accordance with the Company’s accounting policies and practices), plus all expenses incurred by the Company in connection with the Bridge Financing and the transactions contemplated by this Agreement, plus any charges required by U.S. GAAP due to the consummation of the transactions contemplated by the Bridge Financing and this Agreement (including charges relating to the issuance of securities pursuant to the Bridge Financing or this Agreement). In the event this Agreement is terminated by Buyer pursuant to this Section 13.2, the Company shall be responsible for paying all of its own expenses and those of Buyer incurred in connection with this Agreement.

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13.3 Termination by the Company. The Company may terminate this Agreement on three (3) Business Days prior written notice to the Buyer in the event that prior to the time, but not after, the Stockholder Approval is obtained, there is a Change of Recommendation. The Buyer may terminate this Agreement on three (3) Business Days prior written notice to the Company in the event that (i) approval by the Company Board of this Agreement is not in effect, (ii) the audited Financial Statements of the Company are not delivered to the Buyer by March 31, 2013, or (iii) a lawsuit is initiated or a court order is obtained against the Company that prevents or would delay the closing of the Merger to later than March 31, 2013, provided that such lawsuit or court order is not initiated or obtained due to the actions, structure or agreements of or entered into by the Buyer. If this Agreement is terminated pursuant to this Section 13.3, the Company shall deliver to the Buyer, concurrently with (if terminated by the Company) or promptly after (if terminated by the Buyer) termination, warrants (the “Break-up Warrants”) to purchase an aggregate of 4.9% of the issued and outstanding shares of common stock of the Company as of the date of such termination at an exercise price of $1.00 per share, which warrants shall have substantially the same terms as the Customer Incentive Warrants other than the exercise price per share. In the event this Agreement is terminated pursuant to this Section 13.3, the Company shall bear the reasonable expenses incurred by the Buyer in connection with this Agreement. If, for any reason, the Stockholder Approval is not obtained by February 28, 2013, then the Company shall immediately issue the Break-up Warrants to the Buyer regardless of whether or not this Agreement has been terminated. For clarity, if the Stockholder Approval is obtained, this Agreement may not be terminated by the Company other than pursuant to Section 13.1 or 13.4.

13.4 Termination Upon Default.

(a) Buyer may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Buyer may have, if the Company shall have materially breached any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to Buyer, without prejudice to any rights or obligations the Company or the Company may have, if Buyer shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by Buyer of a notice describing in reasonable detail the nature of such breach.

(c) In the event this Agreement is terminated pursuant to this Section 13.4, each party shall be responsible for paying its own expenses incurred in connection with this Agreement; provided that the foregoing shall not prohibit any party from pursuing any other remedy that is available to it hereunder.

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13.5 Survival. The provisions of Section 9.2 (Confidentiality of Transaction), Article XI (Indemnification), and Article XIV (Miscellaneous), as well as this Article XIII, shall survive any termination hereof pursuant to this Article XIII.

ARTICLE XIV
MISCELLANEOUS

14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Buyer (following the Closing), the Company or the Stockholders’ Representative, to:

Healthcare Corporation of America
66 Ford Road - Suite 230
Denville, NJ 07834
Attention: Chief Executive Officer
Telecopy: (973) 983-6304

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell S. Nussbaum
Telecopy: (212) 504–3013

if to the Buyer (prior to the Closing) or Buyer’s Representative:

Selway Capital Acquisition Corporation
900 Third Avenue, 19th Fl.
New York, NY 10022
Attention: Chief Executive Officer
Telecopy: (212) 308-6623

with a copy to (which shall not constitute notice):

Zysman Aharoni Gayer and
Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attention: Edwin L. Miller Jr.
Telecopy: (617) 338-2880

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14.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3 Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4 Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

14.5 Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

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14.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

14.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof (other than sections 5-1401 and 5-1402 of the New York General Obligations law, which shall apply to this Agreement).

14.8 Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.9 Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

14.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11 Construction of certain terms and references; captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under U.S. GAAP as consistently applied heretofore by the Company.

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(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g. implied by Law) knowledge of the Key Personnel.

14.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

14.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto, except that a Stockholders’ Representative pursuant to Section 14.14 may enforce any right assigned to such assignee.

14.14 Stockholders’ Representative.

(a) After the approval by a majority of the Stockholders of this Agreement, Gary Sekulski, as Stockholders’ Representative, shall have exclusive power and authority on behalf of the Stockholders and, prior to the Effective Time on behalf of the Company, with respect to any action taken pursuant to this Agreement (including with respect to waivers and adjustments to, receipt of, and distribution of, the aggregate Applicable Per Share Merger Consideration).

(b) The Stockholders’ Representative shall not (i) be liable to the holders of Company Capital Stock for any actions taken or omitted to be taken by it or any agent employed by it under or in connection with this Agreement or the transactions contemplated hereby, or (ii) owe any fiduciary duty or have any fiduciary responsibility to any of the holders of Company Capital Stock or the Company as a result of actions taken as the Stockholders’ Representative pursuant to this Agreement, except for such actions taken or omitted to be taken resulting from the Stockholders’ Representative’s gross negligence, bad faith or willful misconduct. Provided that all payments and distributions made by or at the direction of the Stockholders’ Representative hereunder to the holders of Company Capital Stock are made based on the good faith determination of each such holder’s respective Applicable Portion, the Stockholders’ Representative shall not be liable to any holder of Company Capital Stock if the apportionment with respect to such payment or distribution is subsequently determined to have been made in error, and the sole recourse of any holder of Company Capital Stock to whom such payment or distribution was due, but not made, shall be to recover from other holders of Company Capital Stock any payment in excess of the amount to which they are determined to have been entitled pursuant to this Agreement.

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(c) If the Stockholders’ Representative incurs any out-of-pocket expenses (including any reasonable fees and expenses of counsel) in its capacity as Stockholders’ Representative under this Agreement or in connection with any of the transactions contemplated hereby, such out-of-pocket expenses shall be paid from, or reimbursed through deduction from any amounts received by the Stockholders’ Representative that would otherwise be distributable to holders of Company Capital Stock in accordance with their respective Applicable Portions.

(d) Buyer and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Stockholders’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Stockholders.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder and (ii) shall survive the consummation of the Merger, and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Stockholder notwithstanding any contrary action of or direction from such Stockholder, except for actions or omissions of the Stockholders’ Representative constituting gross negligence, bad faith or willful misconduct.

14.15 Waiver. Reference is made to the final prospectus of Buyer, dated November 7, 2011 (the “Prospectus”). The Company and the Stockholders’ Representative have read the Prospectus and understand that Buyer has established the Trust Account for the benefit of the public stockholders of Buyer and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Buyer may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Buyer agreeing to enter into this Agreement with the Company, the Stockholders’ Representative and the Company each hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer.

14.16 Specific Performance.  Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement prior to the Closing by any party, money damages shall be inadequate and the non-breaching party shall have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), and the parties hereto will waive, in any action for specific performance, injunctive and/or other equitable relief, the defense of adequacy of a remedy at law.

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14.17 Acknowledgement.  The parties agree that the fact that Loeb & Loeb LLP has represented the Company and its Subsidiaries prior to the Closing shall not prevent Loeb & Loeb LLP from representing the Stockholders’ Representative (or any of its Affiliates) in connection with any matters involving this Agreement, including any disputes between any of the parties hereto that may arise after the Closing.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, Buyer, the Company and PCA have caused this Agreement to be duly executed by their respective authorized officers and the Stockholders’ Representative and Buyer’s Representative have executed this Agreement as of the day and year first above written.

Buyer:

SELWAY CAPITAL ACQUISITION CORPORATION
a Delaware corporation

By:	/s/ Yaron Eitan
	Name:	Yaron Eitan
	Title:	Chief Executive Officer

Merger Sub:

SELWAY MERGER SUB, INC.
a New Jersey corporation

By:	/s/ Yaron Eitan
	Name:	Yaron Eitan
	Title:	Chief Executive Officer

Company:

HEALTHCARE CORPORATION OF AMERICA
a New Jersey corporation,

By:	/s/ Gary J. Sekulski
	Name:	Gary J. Sekulski
	Title:	CEO

PRESCRIPTION CORPORATION OF AMERICA
a New Jersey corporation,

By:	/s/ Gary J. Sekulski
	Name:	Gary J. Sekulski
	Title:	CEO

[Signature page to Agreement and Plan of Merger]

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Stockholders’ Representative:

/s/ Gary Sekulski
Name: Gary Sekulski

Buyer’s Representative:

/s/ Edmundo Gonzalez
Edmundo Gonzalez

[Signature page to Agreement and Plan of Merger]

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IMPORTANT NOTICE

The Exhibits and Schedules to the Agreement and Plan of Merger listed below have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish supplementally a copy of such information to the Securities and Exchange Commission upon request.

•	EXHIBIT A: FORM OF CLOSING PAYMENT NOTES
•	EXHIBIT B: FORM OF MANAGEMENT INCENTIVE NOTES
•	EXHIBIT C: FORM OF MAGNACARE PAYMENT WARRANTS
•	EXHIBIT D: FORM OF CUSTOMER INCENTIVE WARRANTS
•	EXHIBIT E: FORM OF SPONSOR PAYMENT WARRANTS
•	EXHIBIT F: FORM OF COMPANY VOTING AGREEMENT
•	EXHIBIT G: FORM OF BUYER VOTING AGREEMENT
•	EXHIBIT H: FORM OF REGISTRATION RIGHTS AGREEMENT
•	EXHIBIT I: FORM OF BYLAWS OF THE COMPANY
•	EXHIBIT J: FORM OF COMPANY COUNSEL OPINION
•	COMPANY DISCLOSURE SCHEDULES